SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

DIAMOND FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 27, 2013

To our stockholders:

You are cordially invited to attend the Diamond Foods, Inc. 2014 annual meeting of stockholders (“Annual Meeting”) to be held at 1050 S. Diamond Street, Stockton, California 95205 on Tuesday, January 14, 2014 at 8:30 a.m., Pacific Time.

The matters to be acted upon at the Annual Meeting are described in detail in the accompanying notice of the Annual Meeting and the proxy statement. The Annual Meeting materials include the notice, proxy statement, our annual report and proxy card, all of which are enclosed.

Please use this opportunity to contribute to our company by voting on the matters to come before this Annual Meeting. Stockholders who hold shares in their own name through our transfer agent, Computershare, or who hold physical stock certificates can cast their vote online or by telephone. To vote online or by telephone, follow the instructions for online voting contained within your Annual Meeting materials. If you do not wish to vote online or by telephone, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope so that your shares will be represented at the Annual Meeting. Voting online, by telephone or by returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at or prior to the Annual Meeting.

Sincerely,

Brian J. Driscoll
President and Chief Executive Officer

Diamond Foods, Inc.

600 Montgomery Street

San Francisco, California 94111

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on January 14, 2014

Time and Date:	Tuesday, January 14, 2014 at 8:30 a.m., Pacific Time.

Place:	1050 S. Diamond Street, Stockton, California 95205

Items of Business:

1.      Elect the Class III members of the Board of Directors to hold office until the 2017 annual meeting of stockholders.

2.      Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended July 31, 2014.

3.      Conduct an advisory vote regarding executive compensation (the “Say-on-Pay” vote).

4.      Transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Record Date:	Only stockholders of record at the close of business on November 22, 2013 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Proxy Voting:

Whether or not you plan to attend the Annual Meeting in person, please either cast your vote online, by telephone, or by completing, dating, signing and returning the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented.

Please vote at your earliest convenience. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

This notice of annual meeting, proxy statement and form of proxy are being distributed and made available on or about December 3, 2013.

Important Notice Regarding the Availability of Proxy materials for the Stockholder Meeting to Be Held on January 14, 2014: Our proxy statement and annual report on Form 10-K are available at www.diamondfoods.com.

By order of the Board of Directors
Brian Driscoll
President and Chief Executive Officer

Proxy Summary

Annual Meeting of Stockholders

Time and Date:	Tuesday, January 14, 2014 at 8:30 a.m., Pacific Time.

Place:	1050 S. Diamond Street, Stockton, California 95205

Items of Business:

1.      Elect the Class III members of the Board of Directors to hold office until the 2017 annual meeting of stockholders.

2.      Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2014.

3.      Conduct an advisory vote regarding executive compensation (the “Say-on-Pay” vote).

4.      Transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Record Date:	Close of market on November 22, 2013

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for election of directors and one vote for each of the proposals to be voted on.

Voting Matters and Recommendations

Voting Matter	Board Recommendation
Election of Ed Blechschmidt, Dean Hollis and Robert Zollars as Class III directors	FOR each of the nominees

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended July 31, 2013 and the fiscal year ended July 31, 2014.	FOR

Advisory vote on executive compensation	FOR

Executive Compensation

Fiscal 2013 was the first full year of a multi-year turnaround at Diamond. We exceeded our targets for gross profit and adjusted EBITDA, settled several material litigation matters, established new corporate governance practices, remediated a number of internal control material weaknesses, executed on cost savings initiatives, focused on net price realization for our products and reinvested in building our brands. This performance was reflected in executive compensation in line with our compensation policies.

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Base salaries: For fiscal 2013, our CEO and Chief Sales Officer did not receive an increase to their base salaries given their levels as compared to our peer group and survey data, and with respect to our CEO, given that he joined Diamond in the fourth quarter of fiscal 2012. Our SVP, General Counsel, SVP Corporate Strategy and HR and former Chief Marketing Officer received an increase to their salaries December 2012 after review of market comparables for their positions. In addition, in June 2013, we promoted our EVP Supply Chain and Operations (who was hired in December 2012) to Chief Operating Officer and awarded him an increase in base salary in connection with the promotion.

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Bonus: In fiscal 2013, Diamond exceeded its adjusted EBITDA and gross profit metrics for bonus purposes, and as a result, the bonus pool available for payment was funded at 130.1% of target, which resulted in higher bonus payments to the named executive officers as compared to fiscal 2012.

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CEO Equity Grants: Pursuant to Mr. Driscoll’s employment agreement entered into during the fourth quarter of fiscal 2012, we agreed to issue to him $3 million worth of equity as a new hire grant and $2 million worth of equity when we made the first annual grant on our normal grant cycle. For the new hire grant, we deferred issuing him the equity until we completed our restatement of fiscal 2010 and 2011 financial results, and accordingly the grant was made in November 2012, which was the second quarter of fiscal 2013. We also made the annual equity grants for fiscal 2013 in December 2012. As a result, Mr. Driscoll received all $5 million of equity grants required under his employment agreement in fiscal 2013.

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Equity Grants to Other Officers: Grants made to the other executive officers employed at Diamond in December 2012, based on their past contributions to Diamond, the importance of their positions and the effort required to execute on the company’s turnaround efforts. We granted equity awards to Mr. Colo and Mr. Silcock pursuant to their offer letters when they joined Diamond during fiscal 2013.

Corporate Governance at Diamond

•	We separate the CEO and Board Chair roles and have appointed an independent director as Chair.

•	Our independent directors meet in executive session at every regularly scheduled Board meeting without management present.

•	We hold an advisory vote on executive compensation on an annual basis.

•	Trading in Diamond securities by CEO and CFO requires pre-clearance by Board Chair or Compensation Committee Chair.

•	Each of our Board Committees is composed entirely of independent directors.

•	Our Compensation Committee has retained Exequity as its independent executive compensation consultant.

2015 Annual Meeting

•	Stockholder proposals submitted for inclusion in our 2015 Proxy Statement pursuant to SEC Rule 14a-8 must be delivered to us by August 5, 2014.

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Notice of stockholder proposals and director nominees to be raised from the floor of the 2015 Annual Meeting of Stockholders outside of SEC Rule 14a-8 must be delivered to us no earlier than October 1, 2014 and no later than October 31, 2014.

Special Note about Forward Looking Statements

This Proxy Statement contains forward-looking statements regarding our plans, objectives, expectations, intentions, future financial performance, future financial condition, and other statements that are not historical facts. These statements can be identified by our use of the future tense, or by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue” and other similar words and phrases. These forward-looking statements involve many risks and uncertainties, as described in the section titled “Risk Factors,” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”). The occurrence of any of these risks and uncertainties may cause our actual results to differ materially from those anticipated in our forward-looking statements, which could have a material adverse effect on our business, results of operations, and financial condition. All forward-looking statements included in this report are based on information available to us as of the date of this report. We undertake no obligation to revise or update any such forward-looking statements for any reason.

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Diamond Foods, Inc.

600 Montgomery Street

San Francisco, California 94111

PROXY STATEMENT

November 27, 2013

Information about the Annual Meeting

The accompanying proxy is solicited on behalf of the Board of Directors (“Board”) of Diamond Foods, Inc., a Delaware corporation (“Diamond Foods”, “Diamond” or “Company”), for use at the 2014 annual meeting of stockholders (“Annual Meeting”). The Annual Meeting will be held at 1050 S. Diamond Street, Stockton, California 95205 on Tuesday, January 14, 2014 at 8:30 a.m., Pacific Time. This proxy statement and the accompanying form of proxy card were first mailed to stockholders on or about December 3, 2013. Our Annual Report to Stockholders is enclosed with this proxy statement.

Record Date; Quorum

Only holders of record of “Diamond” common stock as of the close of business on November 22, 2013, the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 22,475,123 shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Purpose of the Annual Meeting

You are receiving this proxy statement because the Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (“SEC”) and is designed to assist you in voting your shares. You will be voting on the following matters at the Annual Meeting:

•	The election of Class III members to our Board.

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2014.

•	An advisory vote regarding executive compensation (the “Say-on-Pay” vote).

•	The transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Recommendation of the Board

Our Board recommends that you vote:

•	“FOR” the election of each of Ed Blechschmidt, R. Dean Hollis and Robert Zollars as Class III members of our Board.

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended July 31, 2014.

•	“FOR” the approval of the Say-on-Pay vote.

Effect of Abstentions and Broker Discretionary Voting

Shares held by a stockholder who indicates on the proxy card that he or she wishes to abstain from voting will not be taken into account in determining the outcome of the proposal. However, those shares are considered present and entitled to vote at the Annual Meeting and will count toward determining whether or not a quorum is present. On routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, brokers are entitled to vote shares held for beneficial holders without voting instructions from the beneficial holders of those shares. On the other hand, brokers may not be entitled to vote shares held for beneficial holders on non-routine items, such as the election of directors and the Say-on-Pay Vote, absent voting instructions from the beneficial holders of such shares. Consequently, if you do not submit any voting instructions to your broker, your shares will not be voted on these non-routine matters and will not be counted in determining the number of shares necessary for approval of these matters, although they will count for purposes of determining whether a quorum is present.

Voting Rights; Required Vote

•	Stockholders are entitled to one vote for each share of common stock held as of the record date.

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Directors will be elected by a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors.

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Ratification of our appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended July 31, 2014, and approval of the Say-on-Pay Vote, each require the affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting, either in person or by proxy.

•	The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes for each proposal.

•	A majority of the outstanding shares, represented at the Annual Meeting in person or by proxy, is the quorum required to transact business at the Annual Meeting.

Voting of Proxies

Most stockholders have the option of submitting their votes by Internet, telephone or mail. If you have Internet access, you may submit your proxy by following the “Vote by Internet” instructions on the proxy card. If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card. If you complete and properly sign the proxy card you receive and return it to us in the prepaid envelope, your shares will be voted in accordance with the specifications made on the proxy card. If no specification is made on a signed and returned proxy card, the shares represented by the proxy will be voted:

•	“FOR” the election of each of nominees to serve as Class III members of our Board;

•	“FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended July 31, 2014;

•	“FOR” the approval of the Say-on-Pay vote; and

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in the discretion of the proxy holders or in accordance with the recommendations of our Board in the absence of a proxy holder on any other matter that may be properly brought before the Annual Meeting.

Stockholders who attend the Annual Meeting may vote in person, and any previously submitted votes will be superseded by the vote cast at the Annual Meeting.

Adjournment of Annual Meeting

If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Expenses of Soliciting Proxies

We will pay the expenses of assembling proxy materials and soliciting proxies for the Annual Meeting. After the original mailing of the proxy cards and other proxy materials, our directors, officers and employee also may solicit proxies by mail, telephone, facsimile or email, without receiving any additional compensation for such solicitation activities. After the original mailing of the proxy cards and other soliciting materials, we will request that brokers, banks, custodians, nominees and other record holders of our common stock forward copies of the proxy cards and other proxy materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so.

Additional Copy of the Proxy Materials

We will deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. Each stockholder will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of the proxy materials. To receive a separate copy of the proxy materials, stockholders may write or call us at the following address and phone number:

Investor Relations

Diamond Foods, Inc.

600 Montgomery Street, 13th Floor

San Francisco, CA 94111

Telephone: (415) 445-7444

Stockholders who hold shares through a broker, bank, trustee or nominee may contact their brokerage firm, bank, broker-dealer, or other similar organization to request additional copy of the proxy materials.

Revocability of Proxies

Any person signing a proxy card in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. Registered holders may revoke a proxy by signing and returning a proxy card with a later date, by delivering a written notice of revocation to Computershare, our transfer agent, at P.O. Box 43078, Providence, Rhode Island 02940-3078, that the proxy is revoked or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder’s shares are held of record by a broker, bank, trustee or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank, trustee or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank, trustee or other nominee is not voting the shares at the Annual Meeting. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the Annual Meeting.

How to get information

Electronic Delivery of Stockholder Communications

We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future Annual Reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery also can eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner (you hold our common stock in your own name through our transfer agent, Computershare, or you are in possession of stock certificates): visit www.computershare.com/investor to enroll.

Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee, or nominee.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare, our transfer agent, at (800)  733-5001 with questions about electronic delivery.

Corporate Governance at Diamond

We are committed to maintaining high standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a code of conduct and ethics for our directors, officers and employees, known as the Diamond Code of Conduct. Our certificate of incorporation, bylaws, committee charters and Diamond Code of Conduct form our corporate governance framework. In addition, we have committed to maintain a number of practices that we believe are important aspects of our governance structure, including:

•	Through at least September 2018, the Chairman of our Board of Directors will be an independent director.

•	Through at least September 2016, 60% or more of our Board members will be independent directors.

•	Independent directors will meet outside the presence of management as part of all regularly scheduled Board meeting through at least September 2017.

•	We will make arrangements for our Board members to attend education programs designed for public company Board members.

•	An independent consulting service will conduct an annual analysis of our internal controls, for at least three years.

•	Our Compensation Committee will engage an independent consultant to conduct analyze our executive compensation and recommend improvements, at least until September 2016.

The Diamond Code of Conduct and the charters governing the responsibilities and duties of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are available through the investor relations page at our website: www.diamondfoods.com. We will post on this website the current version of the Diamond Code of Conduct.

Composition of Board of Directors

Our Board currently consists of nine directors. The Board is divided into three classes for purposes of election (i.e., Class I, Class II and Class III), with each class having three members. At each annual meeting of stockholders, the successors to directors whose terms have expired are elected to serve until the third annual meeting following their election.

Board Independence

We believe that having a Board comprised predominantly of independent directors is critical to the effective governance of Diamond, and we have committed to have no less than 60% of our directors meet applicable independence requirements through September 2016. The Board has determined that each of Mr. Blechschmidt, Ms. Davis, Mr. Hollis, Mr. Rees, Mr. Wilson and Mr. Zollars is an “independent director” under applicable NASDAQ rules, a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (“Exchange Act”), and an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986 (“IRC”). The non-independent Board members are Mr. Driscoll, our CEO, and two directors, Mr. Lea and Mr. Tos, who are affiliated with growers from whom we purchase walnuts.

Leadership Structure

The Board periodically considers the appropriate leadership structure for the Company and believes that it is important to retain the flexibility to be able to adjust the leadership structure as circumstances require. In February 2012, the Board decided to have an independent director serve as the Chairman of the Board, and at that time, Mr. Zollars was appointed to that role. In deciding to separate the roles and to have an independent director serve as Chairman, the Board considered Diamond’s corporate governance requirements and anticipated time commitments required from the Board distinct from requirements of the CEO. Mr. Driscoll, our Chief Executive Officer, serves on the Board and is a bridge between management and the Board so that both groups act with a common purpose. The CEO’s membership on the Board enhances his ability to provide insight and direction on important strategic initiatives to both management and the non-employee directors. We believe Mr. Driscoll, our CEO, and Mr. Zollars have an excellent working relationship.

Risk Oversight

Our Board has responsibility, directly and through its committees, for the oversight of risk management, and our officers are responsible for the day-to-day management of the material risks we face. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in setting our annual operating plan and reviewing the key assumptions and strategies proposed by management is a key part of its oversight of risk management, as is its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for Diamond. The Board regularly receives updates from management and outside advisors regarding certain risks we face, including litigation and various operating risks.

In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, and internal investigations; our Compensation Committee oversees risks related to compensation policies and practices as well as management succession planning; and our Nominating and Governance Committee oversees governance related risks, such as Board independence, adherence to governance policies and requirements and conflicts of interest.

Senior management attends Board and Board committee meetings at the invitation of the Board or its committees and is available to address any questions or concerns raised by the Board on risk management-related and any other matters. The Board holds strategic planning sessions with senior management periodically to discuss strategies, key challenges, and risks and opportunities for the Company.

Consideration of Director Nominees

Director Qualifications. The goal of the Nominating and Governance Committee is to ensure that the members of our Board have a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board. To this end, the committee seeks nominees with high professional and personal integrity, an understanding of our business lines and industry, diversity of background and perspective, broad-based business acumen and the ability to think strategically. In addition, the committee considers the level of the candidate’s commitment to active participation as a director, both at Board and committee meetings and otherwise. Although the committee uses these and other criteria to evaluate potential nominees, we have not established a formal diversity policy or any particular minimum criteria for nominees. When appropriate, the committee may retain executive recruitment firms to assist in identifying suitable candidates. After its evaluation of potential nominees, the committee submits nominees to the Board for approval. The committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders.

Stockholder Nominees. The Nominating and Governance Committee will consider stockholder recommendations for director candidates.

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To recommend a director candidate for the possible election at the next annual meeting of stockholders, a stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no later than the close of business on the 75th day and no earlier than the close of business on the 105th day prior to the anniversary date of the mailing of our proxy statement in connection with the previous year’s annual meeting of stockholders.

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However, if the next annual meeting of stockholders occurs on a date more than 30 days earlier or more than 60 days later than the anniversary of the prior year’s annual meeting of stockholders, then nominations must be received no earlier than close of business on the 105th day prior to the annual meeting and not later than close of business on the later to occur of (i) the 75th day prior to the annual meeting or (ii) the 10th day after the date we first publicly announced the date of the annual meeting.

•	Recommendations for candidates should be accompanied by the information required by Section 1.11(a)(ii) of our Bylaws.

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A stockholder recommending a candidate may be asked to submit additional information as determined by our Corporate Secretary and as necessary to satisfy the rules of the SEC or The NASDAQ Stock Market.

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If a stockholder’s recommendation is received within the applicable time period and the stockholder has met the criteria above, the Nominating and Governance Committee will evaluate such candidate, along with the other candidates being evaluated by the committee, in accordance with the committee’s charter.

Oaktree Designees. In connection with its investment in Diamond, Oaktree Capital Management, L.P. (“Oaktree”) has the right to nominate two members to the Board (“Oaktree Designees”) that qualify as independent directors under applicable NASDAQ rules. No Oaktree Designee may serve as a director or executive officer of a direct competitor of Diamond. Mr. Wilson and Mr. Hollis are currently the Oaktree Designees.

Oaktree’s right to appoint Oaktree Designees terminates upon the first to occur of: (i) such time as Oaktree and its affiliates, collectively, own less than 25% of each of our 12% senior notes and common stock purchase warrants it purchased in May 2012 (ii) Diamond sells all or substantially all of its assets, (iii) Diamond participates in any merger, consolidation or similar transaction following the consummation of which, the stockholders of the Company immediately prior to the consummation of such transaction hold less than 25% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction, or (iv) Oaktree irrevocably waives and terminates all of their Board designation rights. Prior to the date Oaktree’s Board designation rights terminate, Diamond has agreed with Oaktree that the Board will not consist of more than 12 members.

Communication with the Board

You may contact the Board by sending a letter addressed to:

Board of Directors

c/o Corporate Secretary

Diamond Foods, Inc.

600 Montgomery Street, 13th Floor,

San Francisco, California 94111

An employee will forward these letters directly to the Board, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. We may forward correspondence, such as product-related inquiries, elsewhere within Diamond for review and possible response. We reserve the right not to forward to the Board any abusive, threatening or otherwise inappropriate materials.

Board of Directors

Our Board of Directors has nine members, divided into three classes for purposes of election (i.e., Class I, Class II and Class III). We ask that our stockholders approve Proposal 1, which nominates Ed Blechschmidt, R. Dean Hollis and Robert Zollars as Class III members of the Board. Each of these directors has confirmed that he is willing to serve on the Board if elected. The nominees were evaluated and recommended by the Nominating and Governance Committee in accordance with the process for nominating directors as found below in “Corporate Governance Matters—Board of Directors Meetings and Committees.”

If elected, Class III directors will hold office until 2017 or until their earlier death, resignation or retirement. If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the board or, as an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee selected by the proxy holder.

Class III Director Nominees

Name	Age	Principal Occupation	Director Since
Edward A. Blechschmidt	61	Retired; former Chief Executive Novelis Corp., Officer and current member of three public company boards	2008
R. Dean Hollis	53	Retired; former President and Chief Operating Officer, ConAgra Foods, Inc. Consumer Foods and International Division	2012
Robert J. Zollars	56	Executive Chairman of Vocera Communications, Inc.	2005

Edward A. Blechschmidt is a retired corporate executive. He was Chief Executive Officer of Novelis Corp. from 2006 until its sale to the Birla Group in 2007. Mr. Blechschmidt was Chairman, Chief Executive Officer and President of Gentiva Health Services, Inc., a leading provider of specialty pharmaceutical and home health care services, from 2000 to 2002. From 1999 to 2000, Mr. Blechschmidt served as Chief Executive Officer and a director of Olsten Corporation, the conglomerate from which Gentiva Health Services was split off and taken public. He served as President of Olsten from 1998 to 1999. Mr. Blechschmidt also served as President and Chief Executive Officer of Siemens Nixdorf America and Siemens Pyramid Technologies from 1996 to 1998. Prior to Siemens, he spent more than 20 years with Unisys Corporation, including serving as its Chief Financial Officer. Mr. Blechschmidt serves as a member of the board of directors of Lionbridge Technologies, Inc., VWR International and Columbia Laboratories, Inc. Mr. Blechschmidt also is Chairman of the board of directors of

Quintig, a private software company. In addition, he served on the board of directors of Healthsouth Corp. from 2004 to 2012. He has a B.S. in Business Administration from Arizona State University. Mr. Blechschmidt brings to the Board his extensive background in executive management, mergers and acquisitions, and his financial and accounting expertise.

R. Dean Hollis is a retired corporate executive. He was President and Chief Operating Officer of the Consumer Foods and International Division of ConAgra Foods, Inc. and served in that role from 2005 to July 2008. Mr. Hollis had management responsibility for ConAgra’s consumer and customer branded businesses consisting of over 40 global brands in 110 countries. During Mr. Hollis’ 21 years with ConAgra, he had a broad array of responsibilities, including Executive Vice President, Retail Products; President, Frozen Foods; President, Grocery Foods; President, Specialty Foods; and President, Gilardi Foods. Currently, Mr. Hollis is a Senior Advisor for Oaktree Capital Management, L.P. He also serves on the board of directors for AdvancePierre Foods, an Oaktree portfolio company, for which he is Chairman of the board of directors, Landec Corporation, for which he chairs the Compensation Committee and Boulder Brands, Inc., for which he serves as the lead independent director and as a member of the Audit Committee. Mr. Hollis is a graduate of Stetson University where he currently serves on the board of trustees. Mr. Hollis is a Board designee for Oaktree Capital Management, which has the right to designate two members to the Board in connection with its investment in Diamond. With over 20 years of experience in the food industry, Mr. Hollis provides the Board with significant expertise in marketing and sales of packaged foods, overall strategy development for food products and in-depth general management expertise for investing in food companies.

Robert J. Zollars has served as Executive Chairman of Vocera Communications, Inc., a provider of instant wireless communications solutions, since July 2013. From 2007 until June 2013, he served as Chairman and Chief Executive Officer of Vocera Communications. From 2006 to 2007, Mr. Zollars was President and Chief Executive Officer of Wound Care Solutions, LLC, a holding company that operates chronic wound care centers in partnership with hospitals in the U.S. From 1999 to 2006, Mr. Zollars was Chairman of the Board of Directors and Chief Executive Officer of Neoforma, Inc., a provider of supply chain management solutions for the healthcare industry. From 1997 to 1999, Mr. Zollars served as Executive Vice President and Group President of Cardinal Health, Inc., a healthcare products and services company. Earlier in his career, while employed at Baxter International, a healthcare products and services company, Mr. Zollars served as President of a dietary products joint venture between Baxter International and Kraft General Foods. Mr. Zollars holds a B.S. from Arizona State University and an M.B.A. from John F. Kennedy University. Mr. Zollars brings to the Board his experience in serving as the chief executive of public companies and running businesses from $100 million to over $5 billion in revenue, and his expertise in general management, corporate strategy, and mergers and acquisitions.

Class I Directors (term to expire in 2015)

Name	Age	Principal Occupation	Director Since
Alison Davis	52	Managing Partner, Fifth Era	2012
Brian J. Driscoll	54	President and Chief Executive Officer of Diamond Foods, Inc.	2012
Nigel A. Rees	67	Vice President and Controller, McKesson Corporation	2012

Alison Davis is the Managing Partner of Fifth Era, which invests in and incubates early stage companies. She is the former Managing Partner of Belvedere Capital, a private equity firm and regulated bank holding company focused on investments in the financial services sector, where she worked from 2003 to December 2010. From 2000 to 2003, Ms. Davis was the Chief Financial Officer and a member of the Global Management Committee of Barclays Global Investors, an institutional asset manager with $1.5 trillion of assets under management. From 1984 to 2000, Ms. Davis worked as a strategy consultant and advisor to Fortune 500 CEOs, boards and executive teams with A.T. Kearney and McKinsey & Company. Ms. Davis has extensive experience serving on the boards of directors of public companies and currently serves on the boards of the Royal Bank of

Scotland, Unisys and Xoom Corporation. She also served on the board of City National Bank from June 2010 to July 2011. Ms. Davis received a B.A. degree and M.A. degree in Economics from Cambridge University and an M.B.A. from the Stanford Graduate School of Business. With her experience in global financial services and her roles as a senior executive and as a consultant, Ms. Davis brings valuable expertise in corporate strategy, governance and financial management to our Board and to the Audit and Compensation Committees.

Brian J. Driscoll has served as President and Chief Executive Officer of Diamond and as a member of our Board since May 2012. Prior to joining Diamond, Mr. Driscoll was Chief Executive Officer of Hostess Brands from June 2010 to March 2012, which filed for Chapter 11 bankruptcy protection in January 2012. From 2002 to June 2010, he held senior management positions at Kraft Foods, Inc., including as President, Sales, Customer Service and Logistics, Kraft North America from 2007 to June 2010. Mr. Driscoll joined Kraft Foods, Inc. as a result of Kraft’s acquisition of Nabisco Biscuits and Snacks, where he worked from 1995 to 2002, first as President of Sales and Integrated Logistics and later as the Senior Vice President, Biscuit Sales and Customer Service. Earlier in his career, Mr. Driscoll held sales and sales management positions of increasing responsibility at Nestlé USA and Procter & Gamble Company. Mr. Driscoll holds a B.S. degree from St. John’s University. Mr. Driscoll brings to the Board extensive experience is the food and consumer packaged goods industries as well as a background in general management, sales and logistics.

Nigel A. Rees joined McKesson Corporation, a healthcare services and technology company, in 2001 and he serves as its Vice President and Controller. Prior to joining McKesson Corporation, Mr. Rees was Senior Vice President of Finance from 1998 to 2001 for Adecco, SA, a global staffing and professional services company. From 1995 to 1998, he served as Director of Internal Audit for Tandem Computers, Inc., from 1993 to 1994, he served as the Chief Financial Officer for International Microcomputer Software, Inc., and from 1991 to 1993, he served as Vice President of Finance and Administration for Challenge Dairy Products, Inc. Mr. Rees is a C.P.A. and began his career in public accounting with Deloitte & Touche LLP. He holds an M.B.A. from the University of Washington and a B.A. from Whitman College. Mr. Rees brings to Diamond deep expertise in financial reporting, accounting and compliance.

Class II Directors (term to expire in 2016)

Name	Age	Principal Occupation	Director Since
Robert M. Lea	70	Founder and Owner, Law Offices of Robert Lea	2005
Matthew C. Wilson	38	Managing Director, Oaktree Capital Management, L.P.	2012
William L. Tos, Jr.	55	Co-owner, Tos Farms, Inc.	2012

Robert M. Lea served as a member of the board of directors of our predecessor company, Diamond Walnut Growers, from 1993 to 2005. Mr. Lea has practiced law as a solo practitioner with the Law Offices of Robert Lea, since 2004. From 1984 to 2003, Mr. Lea was a partner of the law firm Lea & Arruti. Mr. Lea holds a B.A. from the University of California, Davis and a J.D. from the University of California, Berkeley, School of Law (Boalt Hall). Mr. Lea brings to Diamond extensive legal experience handling complex civil cases, business experience generally, a long-term perspective on Diamond as a result of his service on the board of directors of Diamond Walnut Growers, and his insights on the walnut industry, tree-nut commodity markets and general economic conditions affecting Diamond.

Matthew C. Wilson has been a Managing Director with Oaktree Capital Management, L.P., an investment management firm, since November 2007 and leads the firm’s principal investments in the consumer products, food and beverage and retail sectors. Mr. Wilson worked at H.I.G. Capital, LLC from 2003 to 2007, where Mr. Wilson was a founding member of Bayside Capital, Inc., a fund focused on special situations and credit oriented investments. From 1999 to 2001 he worked at J.H. Whitney & Co in their middle market buyout group. Mr. Wilson began his career in the Investment Banking division of Merrill Lynch & Co., where he worked from 1997 to 1999. He currently serves on the boards of directors of Billabong International Ltd., AdvancePierre

Foods, for which he chairs the Compensation Committee and serves on the Audit Committee, and The Bridge Direct, Inc. He is also the Chairman of the Board of Trustees of The Children’s Bureau of Los Angeles. Mr. Wilson earned B.A. degrees in Economics and History from the University of Virginia and an M.B.A. from the Harvard Business School. Mr. Wilson is a Board designee for Oaktree Capital Management. Mr. Wilson brings to Diamond transactional and finance expertise as well as investment experience in consumer packaged goods companies.

William L. Tos, Jr., is a third-generation Northern California family farmer, co-owner of Tos Farms, Inc. and Tos Land Co. Inc., and a partner with the Tos Farming Company, a farm management company. Tos Farms harvests peaches, plums, nectarines, cherries, table grapes, corn, alfalfa, walnuts and almonds. Mr. Tos presently serves as an alternate member of the Walnut Marketing Board and the California Walnut Commission. From 1991 to 2005 he served as a director of Diamond Walnut Growers, Inc., the co-operative predecessor to Diamond. Mr. Tos received a B.S. degree from California Polytechnic State University. Mr. Tos brings to Diamond deep experience in agribusiness and the walnut industry, and he has a long-term perspective on Diamond as a result of his service on the board of directors of Diamond Walnut Growers.

Board of Directors Meetings and Committees

Each member of the Board is to attend all regularly scheduled meetings of the Board and any committees on which the director serves, and our annual meeting of stockholders. Each director is expected to attend all special Board and committee meetings to the extent possible. During fiscal 2013, our Board met 26 times. No director attended fewer than 75% of the aggregate of the number of Board and Committee meetings on which the director served during fiscal 2013. All members of the Board attended our 2013 annual meeting of stockholders.

The Board has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The membership and authority of each committee is described below, and the committee charters are available on our website at www.diamondfoods.com or upon written request to Diamond Foods, Inc., 600 Montgomery Street, 13th Floor, San Francisco, CA 94111, attention: Investor Relations. All Board committees have the authority and right, at the expense of the Company, to retain legal and other consultants, experts and advisers of its choice to assist the committee in connection with its functions.

Director	Independent Director	Audit	Compensation	Nominating & Governance
Ed Blechschmidt	X		X	X
Alison Davis	X	X	X
Brian Driscoll
R. Dean Hollis	X	X		X
Robert Lea
Nigel Rees	X	X
William Tos
Matthew Wilson	X
Robert Zollars	X		X	X

Audit Committee

The principal functions of the Audit Committee are:

•	overseeing the integrity of our accounting and financial reporting processes and the audits of our financial statements;

•

monitoring the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our independent auditors and Diamond financial and senior management;

•	reviewing and evaluating the independence and performance of our independent auditors;

•	evaluating and monitoring areas of major financial risk exposure; and

•	facilitating communication among our independent auditors, our financial and senior management and the Board.

The Audit Committee, which met 31 times during fiscal 2013, is currently comprised of Alison Davis, R. Dean Hollis and Nigel Rees, with Mr. Rees serving as Chair of the committee. Mr. Hollis joined the Audit Committee in January 2013, when Mr. Blechschmidt rotated off the committee. The Board has determined that each of our Audit Committee members qualifies as an “audit committee financial expert” as defined by SEC rules. All of the members of the Audit Committee are independent directors under applicable NASDAQ rules.

Compensation Committee

The principal functions of the Compensation Committee are:

•	reviewing and making recommendations to the full Board as to compensation for our CEO and Board members;

•	reviewing and determining the compensation of our non-CEO executive officers;

•

commissioning compensation studies from an independent compensation consultant to provide the committee with benchmarks regarding base salary, bonus, and long-term equity incentives for executive officers;

•	overseeing our equity compensation and employee benefits plans;

•	reviewing and establishing general policies relating to compensation and benefits; and

•	overseeing risks related to our compensation programs.

The Compensation Committee, which met eight times during fiscal 2013, is currently comprised of Mr. Zollars, Mr. Blechschmidt and Ms. Davis, with Ms. Davis serving as Chair of the committee. All of the members of the Compensation Committee are independent directors under applicable NASDAQ rules.

In establishing and reviewing our executive compensation arrangements, the Committee considers whether the compensation program encourages unnecessary or excessive risk taking and believes that it does not. The executive compensation program is intended to reflect a balanced approach to compensation and uses both quantitative and qualitative assessments of performance to avoid undue emphasis on any single performance measure.

•

Base salaries are fixed and reviewed each year by the Compensation Committee. Since base salaries do not vary unless the Compensation Committee approves an adjustment in its discretion, we do not believe that salaries encourage unnecessary or excessive risk taking.

•

Our annual bonus plan focuses on achievement of key financial measures to fund the bonus plan each year, and then awards individual bonus based on the financial measures and accomplishment of individual objectives. Management and the Compensation Committee believe this approach to bonus compensation appropriately balances risk and the desire to focus employees on specific annual goals that we believe are important to our success. Since our annual bonus plan represents only a portion of employees’ total compensation opportunities, the short-term or long-term objectives are designed to be consistent with our overall business plan and strategy, as approved by the Board, and award opportunities are capped, we believe that the bonus program does not encourage unnecessary or excessive risk taking.

•

A substantial portion of the compensation for our named executive officers is in the form of equity awards intended to align executives’ interests with those of stockholders. Since grants are subject to long-term vesting schedules, the grants help ensure that executives have significant value tied to long-

term stock price performance. Our practice is to grant executives a mixture of stock options, which only have value if the stock price increases after the option is granted, as well as restricted stock, which provides increased value as our stock price rises. Both options and restricted stock serve as a retention tool in keeping executive-level talent as a result of the vesting schedule. Each year, the Compensation Committee has discretion to determine whether to use equity awards, and whether to use a mix of different forms of equity grants or a single type of equity award. We also maintain policies such as stock ownership guidelines to help mitigate the potential for risky behavior.

The Compensation Committee retained Exequity to advise the Compensation Committee on marketplace trends in executive compensation, management proposals for compensation programs, and executive officer and director compensation decisions. Exequity also evaluates equity and bonus compensation programs generally. Exequity is directly accountable to the Compensation Committee. To maintain the independence of the firm’s advice, Exequity does not provide any services for Diamond other than those described above. In addition, the Compensation Committee conducted a conflict of interest assessment by using the factors applicable to compensation consultants under SEC rules, and no conflict of interest was identified.

Nominating and Governance Committee

The principal functions of the Nominating and Governance Committee are:

•	make recommendations regarding the structure and composition of the Board and committees of the Board;

•	determine on an on-going basis the desired qualifications and expertise of the Board;

•	identify, evaluate and nominate candidates for appointment or election as members of the Board; and

•	develop, recommend and oversee a code of conduct and ethics, insider trading policy and other governance policies applicable to Diamond.

The Nominating and Governance Committee, which met once during fiscal 2013, is currently comprised of Mr. Zollars, Mr. Hollis and Mr. Blechschmidt, with Mr. Blechschmidt serving as Chair of the committee. All of the members of the Nominating and Governance Committee are independent directors under applicable NASDAQ rules.

Stock Ownership of Principal Stockholders and Management

The following table presents information regarding the beneficial ownership of our common stock as of November 25, 2013, by each of our directors, each of our executive officers, all of our current directors and executive officers as a group and each stockholder known to us owning more than 5% of our common stock. The percentage of beneficial ownership for the table is based on 22,475,123 shares of our common stock outstanding as of November 25, 2013. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares.

The number of shares beneficially owned by each stockholder is determined under the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes those shares over which the stockholder has or shares voting or investment control and includes those shares that the stockholder has the right to acquire within 60 days after November 25, 2013 through the exercise of any stock option. The “Percentage of Common Stock” column treats as outstanding all shares underlying options held by the named stockholder, but not shares underlying options held by other stockholders.

Stock Ownership Guidelines. Under our guidelines, our Board members and executives are required to hold shares as follows:

•	Board members: 15,000 shares

•	Chief Executive Officer—shares worth 500% of base salary

•	Executive Vice Presidents—shares worth 200% of base salary

•	Senior Vice Presidents—shares worth 150% of base salary

Shares that count toward satisfaction of these stock ownership guidelines include:

•	shares beneficially owned by the executive or director, or by any of his or her immediate family members residing in the same household, regardless of how such shares were acquired;

•	shares beneficially owned through any business entity controlled by such individual; shares held in trust for the benefit of the executive or director or his or her family;

•	vested and unvested shares of restricted stock granted under our equity incentive plans; and

•	one-third of all shares subject to stock options granted to the executive or director under our equity incentive plans.

Executive officers and Board members are expected to comply with these guidelines within three years after being appointed an executive officer or being appointed or elected a member of the Board. As of July 31, 2013, all of our executive officers and Board members were in compliance with our stock ownership guidelines. In addition, pursuant to our insider trading compliance policy, our CEO and CFO are required to pre-clear all trading activity in Diamond securities with our Board Chair or Compensation Committee Chair. Furthermore, our officers and Board members may not purchase Company securities on margin, borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan without the express written consent of Diamond’s compliance officer, which may be provided in the compliance officer’s discretion.

Name of Beneficial Owner	Number of Shares of Common Stock	% of Common Stock
Current Directors and Executive Officers:
Brian J. Driscoll(1)	329,018	1.5%
Ray Silcock	48,624	*
David Colo(2)	70,119	*
Lloyd J. Johnson(3)	185,698	*
Stephen E. Kim(4)	114,946	*
Linda B. Segre(5)	79,598	*
Edward A. Blechschmidt(6)	55,052	*
Alison Davis(7)	14,977	*
R. Dean Hollis(7)	15,417	*
Robert M. Lea(8)	116,322	*
Nigel A. Rees(7)	14,977	*
William L. Tos, Jr.(9)	163,670	*
Matthew C. Wilson(10)	0	*
Robert J. Zollars(8)(11)	89,394	*
All 14 current directors and executive officers as a group(12)	1,297,875	5.6%

Former Executive Officers:
Andrew Burke(13)	72,260	*
Michael Murphy(14)	0	*

Other 5% Stockholders:
The Vanguard Group(15)	1,225,938	5.5%
Blackrock, Inc.(16)	1,733,229	7.7%
Litespeed Management, L.L.C.(17)	2,186,889	9.7%
Oaktree Capital Group Holdings GP, LLP(18)	4,420,859	16.4%

*	Less than one percent.
(1)	Includes 115,955 shares that may be acquired upon exercises of stock options.
(2)	Includes 18,268 shares that maybe acquired upon exercises of stock options.
(3)	Includes 86,806 shares that may be acquired upon exercise of stock options.
(4)	Includes 48,758 shares that may be acquired upon exercise of stock options.
(5)	Includes 34,550 shares that may be acquired upon exercise of stock options.
(6)	Includes 50,000 shares that may be acquired upon exercise of stock options.
(7)	Includes 10,000 shares that may be acquired upon exercise of stock options.
(8)	Includes 80,000 shares that may be acquired upon exercise of stock options.
(9)	Includes 143,529 shares in the name of Tos Farms, Inc., in which Mr. Tos is a co-owner. Also includes 10,000 shares that may be acquired upon exercise of stock options.
(10)	Mr. Wilson is a Managing Director of Oaktree Capital Management, L.P., an affiliate of Oaktree Capital Group Holdings GP, LLC. Mr. Wilson does not have or share voting or investment control over the shares owned by Oaktree Capital Management GP, LLC, and disclaims beneficial ownership of any such shares. See footnote 18.
(11)	Shares indicated above are beneficially owned by Mr. Zollars’ family limited partnership.
(12)	Includes an aggregate of 554,337 shares that may be acquired upon exercise of stock options by current directors and executive officers as a group.
(13)	Mr. Burke resigned effective August 2013. Information above reflects information in his last form 4 filed with the SEC.
(14)	Mr. Murphy was our interim Chief Financial Officer until June 2013 and did not receive any equity grants.
(15)	Based on Schedule 13G filed by The Vanguard Group on February 6, 2012 with the SEC. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(16)	Based on Schedule 13G filed on February 13, 2012 by Blackrock, Inc. The address for Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022.
(17)	Based on Schedule 13G filed on September 27, 2012 by Litespeed Management, L.L.C. The address for Litespeed Management, L.L.C. is 280 237 Park Avenue, Suite 900, New York, New York 10017.
(18)

Based on Schedule 13D filed on March 1, 2013 by Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Mr. Wilson, who is a Managing Director of Oaktree Capital Management L.P., an affiliate of Oaktree Capital Group Holdings GP, LLC, does not have or share voting or investment control over the shares owned by Oaktree Capital Management GP, LLC, and disclaims beneficial ownership of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and officers, and persons who own shares representing more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. The SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2013.

Diamond Executive Officers

The following individuals are our executive officers:

Name	Age	Position
Brian J. Driscoll	54	President, Chief Executive Officer and Director
Ray Silcock	63	Executive Vice President, Chief Financial Officer
Lloyd J. Johnson	51	Chief Sales Officer, Executive Vice President
David J. Colo	51	Executive Vice President, Chief Operating Officer
Linda B. Segre	53	Senior Vice President, Corporate Strategy and Human Resources
Stephen E. Kim	44	Senior Vice President, General Counsel

Brian J. Driscoll has served as President and Chief Executive Officer of Diamond and as a member of our Board since May 2012. Prior to joining Diamond, Mr. Driscoll was Chief Executive Officer of Hostess Brands from June 2010 to March 2012, which filed for Chapter 11 bankruptcy protection in January 2012. From 2002 to June 2010, he held senior management positions at Kraft Foods, Inc., including as President, Sales, Customer Service and Logistics, Kraft North America from 2007 to June 2010. Mr. Driscoll joined Kraft Foods, Inc. as a result of Kraft’s acquisition of Nabisco Biscuits and Snacks, where he worked from 1995 to 2002, first as President of Sales and Integrated Logistics and later as the Senior Vice President, Biscuit Sales and Customer Service. Earlier in his career, Mr. Driscoll held sales and sales management positions of increasing responsibility at Nestlé USA and Procter & Gamble Company. Mr. Driscoll holds a B.S. degree from St. John’s University.

Raymond P. Silcock has served as our Executive Vice President and Chief Financial Officer since June 2013. Prior to joining Diamond, Mr. Silcock was Senior Vice President & Chief Financial Officer of the Great Atlantic & Pacific Tea Company (A&P) from its emergence from bankruptcy in March 2012 until February 2013 and previously was the Head of Finance from December 2011 to March 2012. He was an independent management consultant with clients including A&P and Palm Ventures LLC from December 2009 to December 2011 and from September 2009 to December 2009 was Executive Vice President & Chief Financial Officer of KB Home. Prior to that Mr. Silcock served as Senior Vice President & Chief Financial Officer of UST Inc. from July 2007 to April 2009 when it was acquired by Altria. Before joining UST he was Executive Vice President and Chief Financial Officer of Swift and Company from 2006 to 2007 when the company was sold. Prior to that he was Executive Vice President & Chief Financial Officer of Cott Corporation from 1998 until 2005, where he oversaw the restructuring and turnaround of that business. Earlier in his career, Mr. Silcock held a variety of progressively more responsible roles at Campbell Soup Company where he worked from 1979-1997. Mr. Silcock is a member of the Board of Directors of Pinnacle Foods Corporation. He holds an M.B.A. from the Wharton School of the University of Pennsylvania and is a Fellow of the Chartered Institute of Cost & Management Accountants (UK).

Lloyd J. Johnson has served as our Executive Vice President and Chief Sales Officer since September 2008. From 2005 until August 2008, Mr. Johnson was a Senior Vice President for Expedia Inc., an online travel service company, during which time he managed various divisions within the Partner Services Group. Prior to joining Expedia, Mr. Johnson was employed at Kraft Foods, Inc., a food company, where he was Vice President, Sales and Customer Development, Kraft Canada from January 2005 to June 2005, and Customer Vice President, Kroger, from 2001 to 2004. Earlier in his career, Mr. Johnson held a variety of sales and sales management positions of increasing responsibility at Nabisco Biscuit Company and Ernest & Julio Gallo Winery. Mr. Johnson holds a B.A. from Eastern Washington University.

David J. Colo has served as Executive Vice President, Chief Operating Officer of Diamond since June 2013. From December 2012 until June 2013, Mr. Colo was our Executive Vice President, Global Operations and Supply Chain. From August 2009 to December 2012, Mr. Colo served as an independent industry consultant working on organizational optimization and strategic planning. From April 2005 through July 2009, Mr. Colo held leadership positions in ConAgra Foods, Inc.’s Consumer Products division, including as the Senior Vice

President Operations (January 2007 to July 2009), Senior Vice President Enterprise Manufacturing (May 2006 to December 2006) and Senior Vice President Sales and Operations Planning (April 2005 to April 2006). From January 2003 to March 2005, Mr. Colo worked in ConAgra Foods’s Commercial Production division, with his last position in such division as President, ConAgra Food Ingredients. Earlier in his career, Mr. Colo held positions of increasing responsibility at Nestle-Purina, where he worked from 1986 to 2002. Mr. Colo holds a B.S. from Southern Illinois University.

Linda B. Segre has served as Senior Vice President, Corporate Strategy and Human Resources since October 2012. From August 2009 to October 2012, Ms. Segre served as Senior Vice President, Corporate Strategy. From 2006 until April 2009, Ms. Segre was a Managing Director at Google.org, the corporate philanthropy organization of Google Inc., where she oversaw the climate change and global development initiatives and managed all operational aspects of the organization. From 1995 until 2006, Ms. Segre was Vice President, Officer and Director at The Boston Consulting Group, a global management consulting firm, and served as the Managing Director of the San Francisco office from 2001 until 2005. She first joined The Boston Consulting Group in 1987 and worked in a number of roles with increasing responsibilities until she became a Vice President in 1995. During her tenure at Boston Consulting Group, she focused on serving clients in the consumer goods and financial services sectors. From 1981 until 1985, Ms. Segre was a touring golf professional in the United States, Europe and Asia. Ms. Segre holds a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Stephen E. Kim has served as our Senior Vice President, General Counsel since January 2010. From January 2008 until January 2010, Mr. Kim was Vice President, General Counsel, and Human Resources, and from March 2005 to January 2008, he served as our Vice President, General Counsel. Previously, Mr. Kim served as General Counsel for Oblix, Inc., a software company in Cupertino, California, from 2000 to March 2005. Before joining Oblix, Inc., Mr. Kim was an attorney with Wilson, Sonsini, Goodrich and Rosati, a law firm located in Palo Alto, California, from 1996 to 1999 and Weil Gotshal & Manages, a law firm located in New York, New York, from 1994 to 1996. Mr. Kim holds a B.A. from Johns Hopkins University and a J.D. from New York University School of Law.

Compensation Discussion and Analysis

Introduction

In this Compensation Discussion and Analysis (“CD&A”), we explain and analyze the material elements of the fiscal 2013 compensation arrangements for the individuals who served as our named executive officers during the year. The purpose of this discussion is to provide the context for the presentation of the specific compensation paid to our named executive officers, as shown in the tables and narrative disclosure that follow. During fiscal 2013, our named executive officers were:

•	Brian Driscoll, President and Chief Executive Officer

•	Ray Silcock, EVP and Chief Financial Officer

•	Lloyd Johnson, EVP and Chief Sales Officer

•	David Colo, EVP and Chief Operating Officer

•	Stephen Kim, SVP, General Counsel

•	Linda Segre, SVP, Corporate Strategy and Human Resources

In addition, during fiscal 2013, two of our former officers were named executive officers:

•	Andrew Burke, EVP and Chief Marketing Officer

•	Michael Murphy, Interim Chief Financial Officer

In this CD&A, we refer to non-GAAP financial measures that were used as performance metrics for our executive compensation. Please refer to Appendix A for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

This CD&A is organized into six sections:

•	Our Compensation Philosophy

•	Executive Summary of Fiscal 2013 Compensation Matters

•	Compensation Decision Processes

•	Components of Compensation

•	Fiscal 2013 Compensation Decisions

•	Tax and Accounting Considerations

Our Compensation Philosophy

The objective of our executive compensation program is to attract, retain and motivate executives of exceptional ability who have the capability to provide strong leadership for Diamond and increase stockholder value. To that end, our executive compensation is designed to be competitive within our industry, taking into account performance and scope of responsibility, and to have a significant portion of each named executive officer’s total compensation “at-risk” through both near-term and long-term incentive compensation arrangements. We design these incentives to reward increases in stockholder value, accomplishment of corporate strategic objectives and accomplishment of individual goals.

Our philosophy is to analyze base salaries in the context of the median of the peer group benchmarks, with consideration given to each individual’s historical compensation, skill set, performance, tenure, internal pay relationship to other executives and importance to the organization. At the beginning of fiscal 2013, our philosophy was to analyze equity awards in the context of the 50th to 75th percentile of the applicable peer group to incent our executives to achieve the objectives we set for Diamond. During fiscal 2013, we revised our approach to assess equity grants in the context of the median of the peer group, with consideration still to be given the same factors that could impact base salary decisions. The change in philosophy on equity pay practices was intended to reflect the Committee’s view that all elements of compensation, including equity, should be structurally in line with the relevant industry standards, with flexibility to recognize strong company and individual performance. With respect to cash incentives, our philosophy is to set target bonus amounts as a percentage of base salary in the context of the median of the peer group benchmarks, and to provide our executives significant upside opportunity for strong performance as incentive to achieve the strategic initiatives in support of our growth targets. Market pay information for the peer group is one of the many factors considered in determining individual executive officer compensation levels in addition to tenure, performance, organizational impact and internal equity with other executives.

Executive Summary of Fiscal 2013 Compensation Matters

Fiscal 2013 was the first full year of a multi-year turnaround for Diamond. We exceeded our targets for gross profit and adjusted EBITDA, settled several material litigation matters, established new corporate governance practices, remediated a number of internal control material weaknesses, executed on cost savings initiatives, focused on net price realization for our products and reinvested in building our brands. This performance was reflected in executive compensation in line with our compensation policies.

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Base salaries: For fiscal 2013, our CEO and Chief Sales Officer did not receive an increase to their base salaries given their levels as compared to our peer group and survey data, and with respect to our CEO, given that he joined Diamond in the fourth quarter of fiscal 2012. Our SVP, General Counsel,

SVP Corporate Strategy and HR and former Chief Marketing Officer received an increase to their salaries in December 2012 after review of market comparables for their positions. In addition, in June 2013, we promoted our EVP Supply Chain and Operations (who was hired in December 2012) to Chief Operating Officer and awarded him an increase in base salary in connection with the promotion.

•

Bonus: In fiscal 2013, Diamond exceeded its target adjusted EBITDA and gross profit metrics for bonus purposes, and as a result, the bonus pool available for payment therefore was funded at 130.1% of target, which resulted in higher bonus payments to the named executive officers as compared to fiscal 2012.

•

CEO Equity Grant: Pursuant to Mr. Driscoll’s employment agreement entered into during the fourth quarter of fiscal 2012, we agreed to issue to him $3 million worth of equity as a new hire grant and $2 million worth of equity when we made the first annual grant on our normal grant cycle. For the new hire grant, we deferred issuing him the equity until we completed our restatement of fiscal 2010 and 2011 financial results, and accordingly the grant was made in November 2012, which was the second quarter of fiscal 2013. We also made the annual equity grants for fiscal 2013 in December 2012. As a result, Mr. Driscoll received all $5 million of equity grants required under his employment agreement in fiscal 2013.

•

Equity Grants to Other Officers: Grants made to the other executive officers employed at Diamond in December 2012 were made at above the 75 percentile of Diamond’s peer group survey data, based on their past contributions to Diamond, the importance of their positions and the effort required to execute on the company’s turnaround efforts. We granted equity awards to Mr. Colo and Mr. Silcock pursuant to their offer letters when they joined Diamond during fiscal 2013.

Compensation Decision Processes

Role of the Compensation Committee. The Compensation Committee (which we refer to in this section as the “Committee”) of our Board makes all decisions about compensation of our named executive officers other than our Chief Executive Officer. For decisions affecting the compensation of the Chief Executive Officer, the Board makes the ultimate compensation decision, taking into account the Committee’s recommendations.

Role of Independent Consultant. We believe that utilizing an independent compensation consultant is important in developing executive compensation programs that are reasonable and consistent with our objectives. Beginning in fiscal 2012, the Committee retained Exequity to serve as a third-party compensation consultant to assist in evaluating executive compensation programs and amounts of executive and director compensation. Exequity advised the Committee on the following during fiscal 2013:

•	peer group assessment methodology;

•	trends and regulatory developments for executive compensation;

•	the size and structure of the components of our executive compensation program relative to our peer group;

•	design of long term incentives and the cost and potential dilution to our stockholders of equity incentives relative to our peer group;

•	the risks attendant in our compensation program and ways to mitigate such risk;

•	establishing appropriate levels of compensation for Mr. Colo and Mr. Silcock in connection with their hiring; and

•	disclosures about our executive compensation.

In the course of fulfilling these responsibilities, a representative of Exequity attended Committee meetings and met with management from time to time to gather relevant information. The Committee’s executive compensation decisions, including the specific amounts paid to our executive officers, are made through the exercise of its own judgment and may reflect factors and considerations other than the information and recommendations provided by Exequity, including role and organizational impact, internal pay relationships and experience, tenure and sustained performance over time. Exequity has not provided any other services to us and has received no compensation other than with respect to the services described above.

Benchmark Data. At the beginning of fiscal 2013, Exequity developed benchmarks for compensation of the named executive officers from U.S. public companies in the food manufacturing and consumer products industries with revenues of approximately $520 million to $2.9 billion, which resulted in a peer group of twelve companies with median annual revenue of $1.5 billion. For fiscal 2013, our total revenue was $864 million. While Diamond’s total revenue fell below the median of the peer group, there are a the limited number of branded, public food and beverage companies similar enough to Diamond’s profile to serve as meaningful comparables, and as a result, we believe the peer group recommended by Exequity provided a sufficient basis in analyzing compensation for our named executive officers.

Our fiscal 2013 peer group and trailing twelve month revenue, as such information was provided by Exequity, was as follows:

Peer Company	Trailing 12 month revenue ($MM)
B&G Foods, Inc.	$570
Boston Beer Co., Inc.	$524
Church & Dwight, Inc.	$2,798
Coca-Cola Bottling Company.	$1,579
Flowers Foods, Inc.	$2,870
Hain Celestial Group, Inc.	$1,349
J&J Snack Foods Corp.	$788
Lancaster Colony Corp.	$1,113
Monster Beverage Corp.	$1,801
Snyders-Lance Inc.	$1,639
Tootsie Roll Industries, Inc.	$534
Treehouse Foods Inc.	$2,080

In addition to the peer group information, Exequity analyzed information from the Towers Watson Executive Compensation Survey using companies with revenue of less than $3 billion. To evaluate compensation levels for the CEO and CFO, those positions were matched to the comparable position in the peer group, with additional analytical support from the Towers Watson Survey data. With respect to the other named executive officers, we primarily used the Towers Watson survey given the limited number of proxy position matches in the peer group.

Role of the Chief Executive Officer. Our CEO, in consultation with each named executive officer, develops individual goal achievement plans that serve as the basis for the determination of annual bonuses under our annual incentive plan. After completion of the fiscal year, the CEO reviews executive officer performance relative to individual goals and makes recommendations to the Committee about the officer’s bonus achievement. Based on the analysis conducted by Exequity, the CEO also makes recommendations regarding possible increases in base salary. The Committee reviews the CEO’s recommendations for executives other than the CEO and makes determinations regarding bonus payments and base salary.

Components of Executive Compensation

The material elements of compensation for our named executive officers are base salaries, bonuses and equity incentives. Named executive officers also receive perquisites, termination benefits and participate in other employee benefit programs. In addition, in connection with their offer letters entered into when they joined Diamond, Mr. Silcock and Mr. Colo received a relocation payment.

Base Salary. Base salary establishes the minimum compensation levels for our executive officers. Salary increases can be awarded in recognition of superior performance, organizational advancement and increasing levels of responsibility. Base salaries for our named executive officers are based on the Committee’s subjective determination of appropriate salary levels, taking into consideration peer group and survey information, the Chief Executive Officer’s recommendations (for named executive officers other than himself), the individual executive officer’s role in the organization, his or her performance during the prior fiscal year, and the individual’s skill set relative to business needs.

Annual Cash Incentives. Bonus compensation helps us to attract and retain executive talent and to motivate our team to pursue strategic objectives by creating opportunities for additional compensation on an annual basis contingent on performance results. Annual cash incentives are intended to promote the achievement of our annual corporate financial goals, other corporate initiatives and individual goals under programs administered by the Committee.

In November 2012, the Board approved changes to our bonus plan, which we refer to as the annual incentive plan for all eligible employees, including executive officers. Under the annual incentive plan, eligible employees are assigned a target bonus (“Target Bonus”) and a maximum bonus (“Maximum Bonus”), each consisting of a specified percentage of the employee’s base salary. Actual bonuses paid depend upon both the level at which the annual incentive plan is funded for a particular year, which is determined by our performance, and the individual performance of each participant. The Committee selects one or more corporate financial objectives (“AIP Metrics”) and establishes the threshold, target and maximum levels of our performance with respect to those metrics that will apply to the annual incentive plan for that fiscal year. The AIP Metrics may be any one or more company-wide financial metrics, including without limitation revenue, gross margin, gross profit, operating margin, operating profit, earnings growth, EBITDA, and any per-share or non-GAAP calculations of any such metrics, as determined in the sole discretion of the Committee. The annual incentive plan will fund as follows:

•

The annual incentive plan will be funded at the target level (“Target Funding”) determined by the Committee if the Company achieves the target level of performance (“Target Performance”) against the AIP Metrics. The Target Funding represents the aggregate of all eligible employees’ Target Bonuses, and the amount of the Target Funding is established each year.

•

The annual incentive plan will fund at the threshold level (“Threshold Funding”) determined by the Committee only if the Company achieves the threshold level of performance (“Threshold Performance”) against the AIP Metrics.

•

The annual incentive plan will fund at the maximum level (“Maximum Funding”) determined by the Committee only if the Company achieves the maximum level of performance (“Maximum Performance”) against the AIP Metrics. The amount of the Maximum Funding is 200% of the Target Funding, and the determination of what constitutes Maximum Performance will be established each year.

•

For levels of performance between the Threshold, Target and Maximum Performance levels, the level of annual incentive plan funding is interpolated on a straight-line basis or on such other basis as may be established each year.

The objectives against which an eligible employee may be measured may include, without limitation, corporate goals (such as revenue, gross margin, gross profit, operating margin, earnings growth, earnings per share, and non-GAAP calculations of any such metrics), departmental goals (such as category business team or functional goals relating to accomplishment of strategic initiatives, brand or category financial performance, market share, revenue, profitability, cost efficiency, products, brand equity, human capital or other goals) or individual goals as determined in conjunction with the eligible employee’s manager.

Bonus award potential is based on both corporate financial objectives, representing 60% of incentive potential, and individual objectives, representing 40% of incentive potential. Corporate and individual components of the award are not mutually dependent, and bonuses are capped at 200% of target. Target cash incentives for our named executive officers, as a percent of base salary, is linked to level in the organization. In fiscal 2013, target cash incentives were set at the following percentages of base salary:

•	Chief Executive Officer: 100%

•	Executive Vice President: 70%

•	Senior Vice President: 55%

Equity Incentives. The Committee believes that equity awards are a key component of our executive compensation program because they help us attract, motivate and retain executive talent. Our 2005 Equity Incentive Plan enables us to grant stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards, and to subject those awards to vesting to promote a long-term perspective. The Committee believes that equity-based incentives help to align the interests of our executives with those of other stockholders by making a portion of the executive’s compensation and net worth dependent upon the performance of our common stock. The grant of stock options and restricted stock creates general corporate performance incentives that are dependent on stock price performance, as stock options only have value if our stock price increases above the original grant price and restricted stock have a value that may go up or down consistent with the stock value. These incentive grants are designed to reward long term sustained share price growth.

The Committee and Board make equity awards to named executive officers annually and may make additional equity awards for recruiting, retention or other purposes. The process we employ is as follows:

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The CEO presents equity award recommendations for the other named executive officers to the Committee, based on recommendations of the Committee’s compensation consultant, the individual’s contributions during the prior fiscal year, importance to the organization and scope of responsibility.

•	The Committee considers the CEO recommendations and has discretion to determine whether or not to make any equity grant and the size of any grant.

•

The Committee takes into account the grant recommendations from the compensation consultant, the total value of the other elements of the compensation package for named executive officers, the related expense and the dilution costs associated with equity grants when making its determinations.

•

The Committee makes recommendations to the full Board as to any equity grant for the CEO, with reference to benchmark data and based on corporate financial performance and individual officer performance. The Board has the discretion to determine whether to make any equity grant to the CEO and if so, the size of such grant.

The Committee makes annual grants either at in-person meetings or by unanimous written consent, with the stock option exercise price equal to the closing price of our common stock on the date of the meeting or the date on which all of the written consents were signed. From time to time, the Committee has acted by unanimous written consent to approve new hire option grants for newly-hired officers, in which case the Committee’s practice has been to set the stock option exercise price equal to the closing price of our common stock on the date all written consents have been signed or the date of commencement of employment, if later.

Retirement Plans. Our named executive officers participate in the same 401(k) plan on the same terms provided to all administrative employees. We make a contribution of 3% of base salary into 401(k) accounts, up to a maximum of $7,650 per year.

Perquisites. We provide executive officers with perquisites and other personal benefits, such as payment of standard life and health insurance premiums, which we believe are consistent with our overall compensation program. The Committee periodically reviews the types of perquisites and other personal benefits provided to named executive officers, and does not consider perquisites a significant element of our executive compensation arrangements. Diamond does not provide tax gross up reimbursements for any perquisites.

Retention Program. On February 18, 2012, Diamond established a Key Executive Retention Plan (“Plan”) to help ensure leadership stability, under which participating executives received a benefit equal to a percentage of their annual base salary, one-half of which was payable in cash and one-half of which will be paid in the form of restricted stock. Forty percent of the retention benefit was paid on August 23, 2012 and the remainder of the retention benefit was paid on February 23, 2013. The Committee selected Mr. Johnson, Mr. Burke, Mr. Kim and Ms. Segre as participants in the Plan, each with a total retention benefit equal to 250% of his or her current annual base salary in effect in February 2012.

Compensation Decisions for Fiscal 2013

Bonus Plan Funding

Under our annual incentive plan, a bonus pool for employees, including named executive offices, is funded to the extent the company achieves pre-determined financial metrics. For fiscal 2013, half the bonus pool was to be funded based on achievement against adjusted EBITDA targets and the other half of the bonus pool was a function of gross profit targets. No adjusted EBITDA bonus pool funding would occur unless a threshold of 90% of the adjusted EBITDA target was achieved and no gross profit bonus pool funding would occur unless a threshold of 90% of the gross profit target was achieved. The threshold, target and maximum funding targets for fiscal 2013 were as follows, and the result is interpolated in a straight line between Threshold and Target and in another straight line between Target and Maximum:

Adjusted EBITDA

	Threshold	Target		Maximum
Adjusted EBITDA (in $ millions)	$86.1	$95.6		$110.1
% of target achieved	90%	100%		115%
Funding (% of target)	50%	100	%(1)	200%

(1)	The amount of target funding resulting from adjusted EBITDA achievement is 50% of the aggregate of the target bonus potential of all employees.

Gross Profit

	Threshold	Target		Maximum
Gross profit (in millions)	$173.5	$192.8		$221.7
% of target achieved	90%	100%		115%
Funding (% of target)	50%	100	%(1)	200%

(1)	The amount of target funding resulting from gross profit achievement is 50% of the aggregate of the target bonus potential of all employees.

In fiscal 2013, Diamond reported $101.7 million in adjusted EBITDA and $205.5 million in gross profit. Taking this performance into account, the Committee approved funding of the annual incentive plan at 130.1% of target. For the year, the bonus potential for all of our named executive officers, including Mr. Driscoll, under the annual incentive plan was based on two factors—achievement of the same adjusted EBITDA and gross profit metrics used for bonus plan funding and accomplishment against personal objectives. The financial metric, component represented 60% of the bonus potential and personal objectives accounted for 40% of bonus potential.

Chief Executive Officer

Base Salary. In connection with his appointment as our President and CEO, Diamond entered into an employment agreement with Mr. Driscoll in May 2012, with an initial term of three years, pursuant to which we agreed to pay him a base salary of $825,000. For fiscal 2013, Mr. Driscoll’s base salary remained at $825,000.

Bonus. For fiscal 2013, Mr. Driscoll’s bonus was calculated as follows:

•	Financial Metrics: As a result of Diamond’s adjusted EBITDA and gross profit performance, Mr. Driscoll was awarded 130.1% of the target bonus potential tied to financial metrics.

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Personal objectives. Mr. Driscoll was evaluated on personal goals set at the beginning of the fiscal year, including rebuilding walnut supply, development and implementation of brand strategies, executing on cost saving initiatives, enabling review of options on the company’s capital structure and recruiting and hiring a new CFO. The Board awarded Mr. Driscoll 90% of his target bonus potential tied to these personal goals.

As a result, Mr. Driscoll received a bonus for fiscal 2013 as follows:

Equity Grant. During fiscal 2013, we issued to Mr. Driscoll equity having a grant date fair value of approximately $5 million in accordance with his employment agreement entered into when he joined Diamond in May 2012. Mr. Driscoll received an initial grant having a grant date fair value of $3 million, with half in the form of stock options and half in restricted stock as an inducement to join the company. Pursuant to his agreement, the new hire grant was to be made following completion Diamond restatement of financial results for fiscal 2010 and 2011. Accordingly, the new hire grant was made in November 2012, after Mr. Driscoll joined the Company and after the completion of the fiscal year.

In addition, Mr. Driscoll’s employment agreement provided for an equity award for fiscal 2013 with a grant date fair value worth $2 million. In accordance with the agreement, in December 2012, the Board granted Mr. Driscoll restricted stock having a grant date fair value of $1,000,000 and an option having a grant date full value of $1 million. The restricted stock took the form of two different awards. The first restricted stock grant, having a value of $333,000, is subject to a four-year vesting schedule with 25% of the shares vesting on each anniversary of the date of grant. The second grant, having a value of $667,000, is subject to a four-year cliff vest schedule with 100% of the shares vesting on the fourth anniversary of the date of grant. However, the grant may vest earlier upon the Board’s determination that adjusted EBITDA performance exceeded targets after two or three years, and provided that Mr. Driscoll remains in continuous service as an employee or consultant through such date. The Compensation Committee believed that the four-year cliff vesting aspect of the grants were appropriate to help retain the executive team while still incenting performance through the possible acceleration of vesting as the company reached its goals. To date, no accelerated vesting of these grants has occurred.

Interim CFO

Mr. Murphy served as our interim Chief Financial Officer during fiscal 2013 until June 2013, pursuant to an engagement letter entered into between us and an affiliate of Alix Partners, in which we agreed to pay Alix Partners $100,000 per month for Mr. Murphy’s services. We also paid Alix Partners for the services of other of its employees who assisted Diamond on a time-billed basis. Mr. Murphy was not eligible for any bonus or equity awards.

Other Named Executive Officers

Base salary and bonus potential.

The base salaries and bonus potential for Mr. Colo and Mr. Silcock, who joined during fiscal 2013, were specified in their offer letters with Diamond. Mr. Colo’s annual salary was established at $400,000 when he joined in December 2012 and Mr. Silcock’s salary was set at $525,000 when he joined in June 2013. Exequity advised the Committee as to both salaries, based on market comparables, experience of both individuals and the need to recruit for both positions. In June 2013, Mr. Colo was promoted to Chief Operating Officer, at which time his base salary was increased to $450,000. Exequity also advised the Committee regarding this increase. As executive vice presidents, both Mr. Colo and Mr. Silcock have a target bonus potential of 70% of base salary and a maximum of 140%.

In December 2012, the Committee approved increases in the base salaries of Mr. Burke, Mr. Kim and Ms. Segre, based on salary information at comparable companies and survey data provided by Exequity. The new salaries were $350,000 for Mr. Burke and $325,000 for each of Mr. Kim and Ms. Segre. In addition, the bonus potential for Mr. Kim and Ms. Segre increased to 55% of base salary at target (up from 50%) and 110% of base salary at maximum (up from 100%).

Fiscal 2013 Bonus Payments

As noted above in “Compensation Decisions for Fiscal 2013—Chief Executive Officer,” the Committee approved 130.1% of the financial metric target bonus level. In accordance with our annual incentive plan, individuals are assigned an individual performance rating, which can impact the amount of the financial metric bonus and personal objective bonus received. For our named executive officers, the financial metric bonus represents 60% of their bonus potential. The amount attributable to the financial metric bonus and the personal goal bonus, which represent the other 40% of bonus potential, is as follows:

Mr. Silcock: Mr. Silcock received a financial metric bonus of $40,083, which represented 130.1% of the targeted amount pro-rated for the portion of the fiscal year in which Mr. Silcock was employed at Diamond. He also received $22,594 of bonus based on personal objectives, which represented 110% of his targeted amount on a pro rated basis. In his offer letter, Mr. Silcock was guaranteed at least a target level of bonus for fiscal 2013 on a pro rated basis.

Mr. Colo: Mr. Colo received a financial metric bonus of $148,207, which represented 130.1% of the targeted amount pro-rated for the portion of the fiscal year in which he was employed at Diamond. He also received $91,134 of bonus based on personal objectives, which represented 120% of his targeted amount on a pro rated basis, based on accomplishments relating to designing an integrated operations and supply chain organizations, executing cost savings initiatives, work on optimizing systems supporting distribution network and implementing programs for walnut supply and walnut-related manufacturing capacity.

Mr. Johnson: Mr. Johnson received a financial metric bonus of $233,061, which represented 130.1% of the targeted amount. He also received $179,140 of bonus based on personal objectives, which represented 150% of his targeted amount based on accomplishments relating to meeting gross sales, trade spend and SG&A objectives, implementing Kettle distribution plans and implementing route-to-market programs.

Ms. Segre: Ms. Segre received a financial metric bonus of $128,515, which represented 130.1% of the targeted amount. She also received $79,025 of bonus based on personal objectives, which represented 120% of her targeted amount based on accomplishments relating to driving project management office projects to deliver on cost savings initiatives, completing investor relations initiatives and recruiting senior-level executives and implementing new human resources programs.

Mr. Kim: Mr. Kim received a financial metric bonus of $128,515, which represented 130.1% of the targeted amount. He also received $79,025 of bonus based on personal objectives, which represented 120% of his targeted amount based on accomplishments relating implementing contract protocols and management database, remediation of reported material weaknesses, enhancing disclosure processes, legal cost saving initiatives and managing litigation.

Mr. Burke: Mr. Burke, who left the company in August 2013, received a financial metric bonus of $90,458, which represented 59% of the targeted amount and reflects his individual rating. He also received $46,353 of bonus based on personal objectives, which represented 50% of his targeted amount based on organizational design objectives, including category business team structure, innovation resources and capabilities and commercial effectiveness programs and product innovation and brand strategies, including new products and packaging, consumer positioning and household penetration plans.

Equity Awards. During fiscal 2013, the Committee approved equity grants for the named executive officers as follows:

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Mr. Silcock and Mr. Colo: The Committee approved a grant to Mr. Silcock of 34,264 restricted shares and an option to purchase 65,194 shares in June 2013. The Committee approved a grant to Mr. Colo of 37,491 restricted shares and an option to purchase 73,070 shares in December 2012. The Committee approved these grants in connection with Diamond’s negotiation of offer letters with each of Mr. Silcock and Mr. Colo after receiving analysis on market practices from Exequity.

•	Other Named Executive Officers: In December 2012, the Committee approved the following grants:

•	Mr. Johnson: 25,561 restricted shares and an option to purchase 49,820 shares.

•	Mr. Burke: 20,449 restricted shares and an option to purchase 39,856 shares.

•	Mr. Kim: 15,336 restricted shares and an option to purchase 20,892 shares.

•	Ms. Segre: 15,336 restricted shares and an option to purchase 20,892 shares.

The Committee approved these grants, which had an aggregate value in excess of the 75th percentile for equity awards in Diamond’s peer group survey data for fiscal 2013, based on each individual’s contributions over their tenure with Diamond, the importance of their positions and the effort required to execute on the company’s turnaround efforts. Two-thirds of the restricted shares took the form of performance-accelerated restricted stock and the remaining one-third took the form of time-based vesting stock. The Committee believed that awarding half of the total grant date value of equity awards in the form of stock options and half in the form of restricted stock provided an appropriate mix of performance incentive and long-term retention.

Tax and Accounting Considerations

In evaluating potential compensation alternatives, the Compensation Committee considers the possible impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers unless, among other things, such compensation is performance-based and has been approved by stockholders. Generally, we have not designed our restricted stock grants and annual incentive plan to be eligible for deductibility to the extent permitted by Section 162(m) of the Code. Accordingly, a portion of the compensation to our named executive officers or covered employees may not be deductible.

Accounting considerations also play an important role in the design of our executive compensation program. Accounting rules require us to expense the grant date fair values of our equity awards. Because of this stock-based expensing and the impact of dilution to our stockholders, we closely monitor the number and the fair values of the stock options that are granted each year.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Alison Davis, Chair

Edward A. Blechschmidt

Robert J. Zollars

Executive Compensation

Summary of Executive Compensation

The following table presents the annual compensation of our named executive officers. We also provide benefits to our executive officers that are generally available to all of our employees.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Brian J. Driscoll	2013	825,000	—		2,499,790	2,499,997	941,000	81,350	(4)	6,847,137
President and Chief Executive Officer	2012	171,346	189,863	(5)				259,267		620,476

Ray Silcock	2013	58,555	63,000		649,954	649,991	—	312,815	(7)	1,734,318
Executive Vice President and Chief Financial Officer(6)

Dave Colo	2013	256,731	—		549,955	549,998	239,000	166,851	(9)	1,762,536
Executive Vice President, Chief Operating Officer(8)

Lloyd J. Johnson	2013	426,523	533,154	(10)	374,954	374,995	412,000	47,726	(11)	2,169,352
Executive Vice President, Chief Sales Officer	2012	424,134	—		1,208,239	841,074	125,398	68,311		2,667,156
	2011	413,623	198,289		524,996	524,968	499,736	—		2,221,844

Stephen E. Kim	2013	308,687	386,972	(10)	224,964	224,997	208,000	31,537	(12)	1,385,157
Senior Vice President, General Counsel	2012	284,877	—		758,140	498,395	54,138	30,850		1,626,400
	2011	277,788	66,096		300,014	299,982	236,941	33,952		1,214,774

Linda B. Segre	2013	300,800	377,650	(10)	224,964	224,997	203,000	19,394	(12)	1,350,805
Senior Vice President, Corporate Strategy and Human Resources	2012	266,300	—		734,823	498,395	55,167	26,419		1,581,104
	2011	259,615	—		175,012	174,989	216,320	28,672		854,608

Michael Murphy	2013	1,000,000	—		—	—	—	—		1,000,000
Former Interim Chief Financial Officer(13)	2012	612,458	—		—	—	—	—		612,458

Andrew Burke	2013	329,865	413,704	(10)	299,966	299,996	137,000	391,124	(15)	1,871,655
Former Executive Vice President Chief Marketing Officer(14)	2012	300,714	—		878,043	623,013	77,477	31,809		77,477
	2011	293,269	72,706		350,024	349,978	346,096	29,517		1,441,591

(1)	Represents the fair value of equity award on the date of grant, even though the award is subject to vesting, and excludes the impact of forfeitures related to service-based vesting conditions. The grant date fair value is determined in accordance with ASC Topic 718. Amounts are based on our ASC Topic 718 assumptions described in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K, without regard to forfeitures.
(2)	Represents the fair value of equity award on the date of grant, even though the award is subject to vesting, and excludes the impact of forfeitures related to service-based vesting conditions. The grant date fair value is determined in accordance with ASC Topic 718. Amounts are based on our ASC Topic 718 assumptions described in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K, without regard to forfeitures.
(3)	Represents payments made pursuant to our Annual Incentive Program.

(4)	Includes a $30,000 annual allowance for automobile and financial planning services. Also includes payment to Mr. Driscoll’s attorney in connection with negotiation of Mr. Driscoll’s employment agreement, office parking, health club, medical reimbursements, travel, 401(k) contributions and premiums for health and life insurance.
(5)	In connection with his employment agreement, Mr. Driscoll was guaranteed a bonus for fiscal 2012 equal to 100% of his base salary pro-rated for the number of days employed by Diamond in fiscal 2012. Mr. Driscoll was employed by Diamond for 84 days during fiscal 2012. Accordingly, in July 2012, the Committee approved the guaranteed bonus amount of $189,863.
(6)	Mr. Silcock joined in June 2013.
(7)	Includes a one-time relocation payment of $300,000. Also includes moving costs, car allowance payments and premiums for health and life insurance.
(8)	Mr. Colo joined in December 2012.
(9)	Includes a one-time relocation payment of $150,000. Also includes car allowance payments, 401k contributions and premiums for health and life insurance.
(10)	Represents a cash payment made in connection with an executive retention program established in February 2012. Cash retention payment was made in two installments in August 2012 and February 2013 and was subject to the individual continuing to remain employed on the date of such payments.
(11)	Amount is comprised of health care cost reimbursements, car allowance, financial planning services, 401(k) contributions, health club membership and life insurance and health insurance premium payments.
(12)	Amount is comprised of health care cost reimbursements, office parking, 401(k) contributions, health club membership and life insurance and health insurance premium payments.
(13)	Mr. Murphy served as our interim Chief Financial Officer from February 2012 to June 2013. The amount shown in the “Salary” column above represents fees paid by Diamond to AlixPartners for Mr. Murphy’s services. Diamond did not pay any amounts directly to Mr. Murphy.
(14)	Mr. Burke left Diamond effective August 2013.
(15)	Includes $363,554 accrued during fiscal 2013 in connection with severance payments to be paid to Mr. Burke over a twelve month period from his effective date of resignation in August 2013. Also includes health care cost reimbursements, 401(k) contributions, health club membership and life insurance and health insurance premium payments.

2013 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Brian Driscoll	N/A	247,500	825,000	1,650,000	—	—	—	—
	11/19/12	—	—	—	112,443	—	—	1,499,990	(2)
	11/19/12	—	—	—	—	220,643	13.34	1,499,997	(2)
	12/19/12	—	—	—	22,699	—	—	332,994	(3)
	12/19/12	—	—	—	45,466	—	—	666,986	(2)
	12/19/12	—	—	—	—	132,855	14.67	1,000,000	(2)

Ray Silcock(4)	N/A	15,405	51,349	102,699	—	—	—	—
	6/12/13	—	—	—	34,264	—	—	649,988	(2)
	6/12/13	—	—	—	—	65,194	18.97	649,984	(2)

David Colo(5)	N/A	56,959	189,863	379,726	—	—	—	—
	12/19/12	—	—	—	37,491	—	—	549,993	(2)
	12/19/12	—	—	—	—	73,070	14.67	549,998	(2)

Lloyd J. Johnson	N/A	89,569	298,564	597,128	—	—	—	—
	12/19/12	—	—	—	8,520	—	—	124,988	(3)
	12/19/12	—	—	—	17,041	—	—	249,991	(2)
	12/19/12	—	—	—	—	49,820	14.67	374,995	(2)

Stephen E. Kim	N/A	49,391	164,636	329,272	—	—	—	—
	12/19/12	—	—	—	5,112			74,993	(3)
	12/19/12	—	—	—	10,224			149,986	(2)
	12/19/12	—	—	—	29,892	—	14.67	224,997	(2)

Linda B. Segre	N/A	48,280	160,933	321,866	—	—	—	—
	12/19/12	—	—	—	5,112	—	—	74,993	(3)
	12/19/12	—	—	—	10,224	—	—	149,986	(2)
	12/19/12	—	—	—	29,892	—	—	224,997	(2)

Michael Murphy	N/A	—	—	—	—	—	—	—

Andrew Burke(6)	N/A	69,530	231,766	463,531	—	—	—	—
	12/19/12	—	—	—	6,816			99,991	(3)
	12/19/12	—	—	—	13,633	—	—	199,996	(2)
	12/19/12	—	—	—	39,856	—	14.67	299,996	(2)

(1)	Reflects potential payouts of amounts that could have been earned with respect to the fiscal 2013 threshold, target and maximum levels under the Diamond annual incentive program.
(2)	The awards of options and restricted stock were granted under the 2005 Equity Incentive Plan. The restricted stock vests as to one-fourth of the shares on each anniversary of grant. The options vest as to one-fourth of the shares subject to the options on the first anniversary of the date of grant, with the remainder vesting quarterly thereafter over the following three years. Amounts shown represent the grant date fair value under ASC Topic 718 without giving effect to any forfeiture rate.
(3)	The award of restricted stock was granted under the 2005 Equity Incentive Plan. The shares will vest, and our right to repurchase the shares will lapse, on December 19, 2016, provided that all or a portion of such shares may vest earlier upon the Board’s determination that adjusted EBITDA performance has exceeded targets after two or three years, and provided that the executive officer remains in continuous service as an employee or consultant through such date. Amounts shown represent the grant date fair value under ASC Topic 718 without giving effect to any forfeiture rate.

(4)	Mr. Silcock commenced employment in June 2013. Accordingly, his participation for fiscal 2013 in our non-equity incentive plan, known as the annual incentive program, was pro-rated for the portion of the fiscal year in which he was employed by us.
(5)	Mr. Colo commenced employment in December 2012. Accordingly, his participation for fiscal 2013 in our non-equity incentive plan, known as the annual incentive program, was pro-rated for the portion of the fiscal year in which he was employed by us.
(6)	Mr. Burke resigned from Diamond effective August 2013. As a result, none of the equity awards listed above will vest.

2013 Outstanding Equity Awards at Fiscal Year End

	Options Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)(2)		Market Value of Shares or Units of Stock that have Not Vested ($)(3)
Brian J. Driscoll	55,161	(4)	165,482	(4)	13.34	11/19/22	84,332	(4)	1,719,529
	—		132,855	(5)	14.67	12/19/22	68,165	(5)	1,389,884
Ray Silcock			65,194	(6)	18.97	6/12/23	34,264	(6)	657,863
David Colo	—		73,070	(5)	14.67	12/19/22	37,491	(5)	764,441
Lloyd J. Johnson	33,000	(7)	—		28.03	9/30/18	—		—
	—		—		—	—	7,500	(8)	152,925
	24,240	(9)	11,019	(9)	40.56	10/07/20	6,472	(9)	131,964
	9,880	(10)	12,703	(10)	91.13	9/22/21	5,556	(10)	113,287
	—		49,820	(5)	14.67	12/19/22	25,561	(5)	521,189
Stephen E. Kim	10,387		—		17.00	7/20/15	—		—
	7,000		—		21.00	1/10/16	—		—
	—		—		—	—	2,500	(8)	50,975
	13,851	(9)	6,297	(9)	40.56	10/07/20	3,698	(9)	75,402
	5,855	(10)	7,527	(10)	91.13	9/27/21	3,292	(10)	67,124
	—		29,892	(5)	14.67	12/19/22	15,336	(5)	312,701
Linda B. Segre	9,375	(11)	625	(11)	33.00	10/01/19	2,500	(11)	50,975
	8,079	(9)	3,674	(9)	40.56	10/07/20	2,157	(9)	43,981
	5,855	(10)	7,527	(10)	91.13	9/22/22	3,292	(10)	67,124
	—		29,892	(5)	14.67	12/19/22	15,336	(5)	312,701
Michael Murphy	—		—		—	—	—		—
Andrew Burke	15,000		—		14.93	6/19/16	—		—
	15,000		—		15.83	3/14/17	—		—
	—		—		—	—	2,750	(8)	56,073
	16,160	(9)	7,346	(9)	40.56	10/07/20	4,314	(9)	87,962
	7,318	(10)	9,410	(10)	91.13	9/22/21	4,115	(10)	83,905
	—		39,856	(5)	14.67	12/19/22	20,449	(5)	416,955

(1)	All options set forth in the table have a ten-year term. The unvested portion of an option will expire prior to its stated expiration date in the event of the optionee’s termination of employment.
(2)	Represents restricted stock awards that vest subject to continued employment with Diamond.
(3)	The market value of the unvested restricted shares was computed using $20.39, which was the closing price of Diamond common stock on July 31, 2013.
(4)	The options were granted on November 19, 2012 in connection with Mr. Driscoll’s employment with Diamond. One-fourth of the options vested on May 8, 2013, and the balance vests in 12 equal quarterly installments thereafter until fully vested on May 8, 2016. The shares of restricted stock were granted on November 19, 2012 in connection with Mr. Driscoll’s employment with Diamond, and vest in four equal annual installments on the anniversary of the grant date, until fully vested on May 8, 2016.
(5)	One-fourth of the options will vest on December 19, 2013, and the balance will vest in 12 equal quarterly installments thereafter until fully vested on December 19, 2016. The shares of restricted stock were granted on December 19, 2013 and will vest in four equal annual installments on the anniversary of the grant date, until fully vested on December 19, 2016.
(6)

The options were granted on June 12, 2013 in connection with Mr. Silcock’s employment with Diamond. One-fourth of the options will vest on June 12, 2014, and the balance will vest in 12 equal quarterly installments thereafter until fully vested on June 12, 2017. The shares of restricted stock were granted on

June 12, 2013 in connection with Mr. Silcock’s employment with Diamond, and will vest in four equal annual installments on the anniversary of the grant date, until fully vested on June 12, 2017.
(7)	The options were granted on September 30, 2008 in connection with Mr. Johnson’s employment with Diamond.
(8)	The unvested restricted shares indicated above originally were granted on August 7, 2009. These remaining unvested restricted shares fully vested on August 7, 2013.
(9)	These options and restricted shares were granted on October 7, 2010 with a vesting commencement date of August 9, 2010. One-fourth of the options vested on the first anniversary of the vesting commencement date, and the balance vests in 12 equal quarterly installments thereafter until fully vested on August 9, 2014, subject to continued employment.
(10)	These options and shares of restricted stock were granted on September 22, 2011. One-fourth of the options vest on the first anniversary of the vesting commencement date, and the balance vest in 12 equal quarterly installments thereafter until fully vested on September 22, 2015, subject to continued employment. The restricted shares vest in four equal annual installments on each anniversary of the vesting commencement date, until fully vested on September 22, 2014, subject to continued employment.
(11)	These options were granted on October 1, 2009 in connection with Ms. Segre’s employment with Diamond. One-fourth of the options vested on August 17, 2010, and the balance vested in 12 equal quarterly installments thereafter until fully vested on August 16, 2013. The unvested restricted shares indicated above originally were granted on October 1, 2009 in connection with Ms. Segre’s employment with Diamond. These remaining unvested restricted shares fully vested on August 16, 2013.

2013 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Brian J. Driscoll	—	—	28,111	413,222
Ray Silcock(3)	—	—	—	—
David Colo(4)	—	—	—	—
Lloyd J. Johnson	—	—	43,063	772,066
Stephen E. Kim	—	—	22,124	390,202
Linda B. Segre	—	—	18,632	330,880
Michael Murphy(5)	—	—	—	—
Andrew Burke(6)	—	—	24,538	433,443

(1)	Represents shares of restricted stock that vested during fiscal 2013.
(2)	Calculated using the closing price of our common stock on the date of vesting.
(3)	Mr. Silcock joined Diamond in June 2013.
(4)	Mr. Colo joined Diamond in December 2012.
(5)	Mr. Murphy served as our interim Chief Financial Officer from February 2012 to June 2013.
(6)	Mr. Burke left the company August 2013.

Potential Payments upon Employment Termination and Change of Control Events

Mr. Driscoll. Pursuant to Mr. Driscoll’s employment agreement, in the event he is terminated for cause (as defined in his employment agreement), or in the event of his death or disability, or in the event of his voluntary termination, Mr. Driscoll will receive “Accrued Compensation,” which includes:

•	any earned but unpaid base salary and earned but unused vacation or paid time off;

•	any bonus earned and payable from a prior year that remains unpaid;

•	other unpaid vested benefits under compensation, incentive and benefit plans; and

•	reimbursement for expenses incurred, as of such termination of employment.

If Mr. Driscoll is terminated without cause, has a “constructive termination” (as defined in his employment agreement) or if Diamond chooses not to renew his contract resulting in a termination of employment, Mr. Driscoll will receive:

•	the Accrued Compensation;

•	a lump sum payment equal to 18 months of his then current base salary (reduced to 12 months after the initial three–year term of his employment with Diamond);

•	a lump sum payment equal to 150% of his target bonus for the current fiscal year (reduced to 100% after the initial three-year term of the employment agreement);

•

if such termination occurs following the one-year anniversary of the grant date of his new hire equity grant (“Grant Date”), the restricted stock award will be deemed to have vested on a quarterly rather than annual basis;

•

an amount equal to the annual bonus for the fiscal year in which termination occurs to the extent that performance objectives are achieved, but if termination occurs in the first two fiscal years this amount shall not be less than the guaranteed bonus amount; and

•	a lump sum payment equal to the cost of 18 months of COBRA health coverage.

If Mr. Driscoll is terminated without cause or constructive termination in connection with a change in control (as defined in his employment agreement) of Diamond, Mr. Driscoll will receive:

•	the Accrued Compensation;

•	a lump sum payment equal to 30 months of his then current base salary;

•	a lump sum payment equal to 250% of his target bonus for the current fiscal year;

•	a lump-sum payment equal to the cost of 18 months of COBRA health benefits;

•

an amount equal to the annual bonus for the fiscal year in which termination occurs to the extent that performance objectives are achieved, but if termination occurs in the first two fiscal years this amount shall not be less than the guaranteed bonus amounts; and

•	acceleration of all his then unvested equity awards.

Severance Arrangements with other Named Executive Officers. Each of Mr. Johnson, Mr. Silcock, Mr. Colo, Ms. Segre and Mr. Kim are covered by an arrangement under which the executive officer will receive payments in the event employment is terminated, or if the individual resigns for good reason, within six months after a change of control of Diamond. Mr. Burke was covered by the same arrangement prior to his departure from Diamond. Under these agreements, if we sell all or substantially all of our assets, complete a merger after which our stockholders before the merger do not own more than 50% of the surviving or successor entity’s outstanding voting securities after the merger, or any person or entity acquires 50% or more of our outstanding voting securities, and then after such change of control the successor entity terminates the executive officer without cause (as defined below) or the executive officer terminates his employment for good reason (as defined below), then the vesting of the executive officer’s restricted stock and stock options will accelerate and the executive officer will become entitled to receive severance payments equal to a multiple of his or her current yearly salary and bonus as follows:

•	Mr. Johnson: two times salary and maximum annual bonus.

•	Mr. Burke, Mr. Kim and Ms. Segre: one times salary and maximum annual bonus.

•	Mr. Silcock and Mr. Colo: one times salary and target annual bonus.

In addition, in the event Mr. Johnson, Mr. Silcock or Mr. Colo is terminated without cause, as defined in their employment-related agreements, each is entitled to a severance arrangement as follows:

•	Mr. Johnson: 12 months of base salary, target bonus for the year in which termination occurs and twelve months of stock acceleration.

•

Mr. Silcock and Mr. Colo: twelve months of base salary, target bonus for the year in which termination occurs, and if termination occurs following the one-year anniversary of the grant date of his new hire equity grant, the restricted stock award will be deemed to have vested on a quarterly rather than annual basis.

Acceleration Pursuant to Equity Incentive Plan. Under our 2005 Equity Incentive Plan, all outstanding equity awards for all employees will vest upon a change of control of Diamond if the equity awards are not assumed by the acquirer.

No Gross-Up. None of our change of control agreements provide for tax gross-ups for Internal Revenue Code section 280G excess benefits.

The table below presents estimated payments and benefits that would have been provided to each of our current named executive officers assuming their respective terminations as of July 31, 2013. As a condition of receiving any severance benefits in connection with the change of control agreements the executive must execute a full waiver and release of all claims in our favor and agree to abide by covenants regarding confidentiality, non-solicitation of employees, non-interference with our business relationships and non-competition. In addition to the benefits described in the tables below, upon termination of employment executive officers may be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and 401(k) benefits.

	Brian Driscoll	Ray Silcock	Dave Colo	Lloyd Johnson	Andrew Burke	Stephen Kim	Linda Segre
Termination after Change of Control:
Cash Severance	$4,125,000	$892,500	$765,000	$2,047,310	$840,000	$682,500	$682,500
Post-termination COBRA reimbursement for 18 months	$21,040	$29,069	$29,185	$29,069	$29,069	$29,069	$9,690
Acceleration of unvested restricted stock(1)	$3,109,414	$657,863	$764,441	$919,365	$644,895	$506,202	$474,781
Acceleration of unvested options(1)	$1,926,579	$92,575	$417,960	$284,970	$227,976	$170,982	$170,982

Total	$5,035,993	$1,672,007	$1,976,587	$3,280,714	$1,741,940	$1,388,753	$1,337,953

Involuntary Termination:
Cash Severance	$2,475,000	$892,500	$765,000	$725,089	$—	$—	$—
Post-termination COBRA reimbursement	$21,040	$19,379	$19,457	$—	$—	$—	$—
Acceleration of unvested restricted stock(1)	$—	$—	$—	$300,100	$—	$—	$—
Acceleration of unvested stock options(1)	$—	$—	$—	$106,861	$—	$—	$—

Total	$2,496,040	$911,879	$784,457	$1,132,050	$1,741,940	$1,388,753	$1,337,953

(1)	Amounts shown represent acceleration of vesting triggered by termination event after a change of control based on $20.39 per share, which was the closing price of our stock on July 31, 2013.

Director Compensation

During fiscal 2013, non-employee members of our Board are compensated through cash retainers and stock option awards. The standard, annualized compensation program for non-employee is as follows:

Board Retainer:		Compensation Committee Retainer:
Chairman of the Board	$145,000	Committee Chair	$12,000
Board Members (other than Chairman)(1)	$50,000	Other Committee Members	$7,000

Audit Committee Retainer:		Nominating & Governance Committee:
Committee Chair	$18,000	Committee Chair	$9,000
Other Audit Committee Members	$8,000	Other Committee Members	$4,000

(1)	Effective November 1, 2013, the annual board retainer was increased to $60,000.

Mr. Wilson is a Managing Director at Oaktree Capital and is one of Oaktree Capital’s designees to our Board. As a principal of Oaktree Capital, Mr. Wilson has waived all compensation paid to non-employee directors. All of our directors are reimbursed for their reasonable expenses in attending Board and Board committee meetings but receive no other fees for attending meetings.

In addition, in June 2013, the Board approved a special one-time $10,000 payment to each of Mr. Blechschmidt, Ms. Davis and Mr. Rees in recognition of the significant time and effort invested by these directors as members of the Audit Committee, particularly in connection with the restatement of our fiscal 2010 and 2011 financial statements. Our Audit Committee met 31 times in fiscal 2013 and 27 times during fiscal 2012.

Upon initial appointment or election to our Board, each non-employee director receives an automatic grant of restricted stock and an automatic stock option grant under our 2005 Equity Incentive Plan. The number of shares of restricted stock is equal to $120,000 divided by the closing price of our stock on the date of grant. We retain the right to repurchase these shares for the nominal purchase price until they are vested. The restricted shares vest in three equal annual installments, commencing with the first anniversary of the date of grant, provided the director remains in continuous service as a director through that date. Prior to vesting, the director is entitled to vote and receive dividends with respect to such shares, but not to transfer them. Each award will become fully vested if we are acquired prior to or at the time of the director’s termination of service. Each non-employee director also receives each year an automatic grant of an option to purchase 10,000 shares of our common stock, at an exercise price per share equal to the fair market value of our common stock on the date of grant. These automatic option grants have ten-year terms and will terminate six months following the date the director ceases to be one of our directors or consultants or 12 months following that date, if the termination is due to death or disability. Each automatic grant of options vests and becomes exercisable in full on the anniversary of the date of grant, provided the director remains in continuous service as a director through that date. In addition, each option award will become fully vested and exercisable if we are acquired prior to or at the time of the director’s termination of service.

The following table shows the compensation earned in fiscal 2013 by members of our Board:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Current Directors:
Edward A. Blechschmidt	68,750	—	85,103	153,853
Alison Davis	64,000	—	85,827	149,827
R. Dean Hollis	56,000	—	80,060	136,060
Robert M. Lea	50,000	—	112,003	162,003
Nigel A. Rees	63,000	—	85,827	148,827
William L. Tos, Jr.(3)	25,000	119,977	93,609	238,586
Matthew C. Wilson(4)	—	—	—	—
Robert J. Zollars	150,500	—	112,003	262,503
Former Directors:
Laurence M. Baer(5)	30,750			30,750
John J. Gilbert(6)(7)	30,000	—	—	30,000
Glen C. Warren, Jr.(5)	33,000	—	—	33,000
Richard Wolford(6)	12,500	—	—	12,500

(1)	Represents the fair value of equity grant on the date of grant, even though the grant is subject to vesting, and excludes the impact of forfeitures related to service-based vesting conditions. The fair value of these grants is determined in accordance with ASC Topic 718. Amounts are based on our ASC Topic 718 assumptions described in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K, without regard to forfeitures.
(2)	All of the non-employee directors receive an automatic award of an option to purchase 10,000 shares of our common stock on each anniversary of their appointment to the Board. Represents the fair value of equity grant on the date of grant, even though the grant is subject to vesting, and excludes the impact of forfeitures related to service-based vesting conditions. The fair value of these grants is determined in accordance with ASC Topic 718. Amounts are based on our ASC Topic 718 assumptions described in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K, without regard to forfeitures.
(3)	Mr. Tos joined our Board in December 2012. New Board members receive a grant of a number of shares of restricted stock equal to $120,000 divided by our closing stock price on the effective date of appointment. The grant is subject to a three-year vesting schedule.
(4)	Mr. Wilson as a Managing Director of Oaktree Capital and does not receive any non-employee director compensation from Diamond.
(5)	Mr. Baer and Mr. Warren resigned from our Board effective December 2012.
(6)	Mr. Gilbert and Mr. Wolford resigned from our Board effective November 2012.
(7)	Mr. Gilbert was our Chairman Emeritus until he resigned from the Board in November 2012. As Chairman Emeritus, he received an additional retainer of $10,000 per year, payable on a quarterly basis. Our Board no longer has the Chairman Emeritus position.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or was at any time, an officer or employee of Diamond or any of its subsidiaries. None of Diamond’s executive officers serves or has served on the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving our Board or Compensation Committee during the most recently completed fiscal year.

Certain Relationships and Related Party Transactions

Any related party transactions must be reviewed and approved by the Audit Committee or another independent body of our Board in accordance with the written Audit Committee Charter.

Grower Payments

Diamond has paid members of our Board who are affiliated with growers for walnut products received in the ordinary course of business. During fiscal 2013, the aggregate of walnut crop payments to grower Board members were $2.8 million for Mr. Gilbert, $987,000 to Mr. Lea and $14.4 million to Mr. Tos. During fiscal 2014, the aggregate of walnut crop payments to grower Board members were $418,000 to Mr. Lea and $8.9 million to Mr. Tos. Mr. Gilbert did not serve on our Board during fiscal 2014.

Audit and Audit- Related Matters

Change in Independent Audit Firm

On March 24, 2013, the Audit Committee (the “Audit Committee”) of the Board of Directors of Diamond approved the dismissal of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accountant.

Deloitte’s reports on the Company’s consolidated financial statements for the fiscal year ended July 31, 2012 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. Deloitte’s reports on the audits of the Company’s internal control over financial reporting as of July 31, 2012 expressed an adverse opinion on the Company’s internal control over financial reporting due to material weaknesses.

During the fiscal year ended July 31, 2012, and through March 24, 2013, (i) there were no “disagreements” (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between Diamond and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for such years, and (ii) there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except that in its reports on the audits of Diamond’s Company’s internal control over financial reporting as of July 31, 2012, Deloitte expressed an adverse opinion on the Company’s internal control over financial reporting due to material weaknesses. In connection with the existence of material weaknesses in internal control over financial reporting, and as a result of information gathered during the Audit Committee investigation, Deloitte informed the Audit Committee that Deloitte would no longer rely on representations of certain individuals employed by the Company in the conduct of Deloitte’s audits or interim reviews. As set forth in Diamond’s periodic reports, we identified remediation steps to address the material weaknesses in internal control over financial reporting. Diamond gave Deloitte permission to respond fully to the inquiries of the successor accountant concerning these reportable events. We provided Deloitte with a copy of a Form 8-K report filed on March 24, 2013 regarding the change in audit firm and requested that Deloitte provide us with a letter addressed to the Securities and Exchange Commission stating whether or not Deloitte agreed with the statements related to them made by Diamond in the 8-K. A copy of Deloitte’s letter, dated March 28, 2013, was attached as Exhibit 16.1 to the Form 8-K.

On March 24, 2013, the Audit Committee approved the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s new independent registered public accounting firm to perform independent audit services for the fiscal year ending July 31, 2013. During the fiscal year ended July 31, 2012 and through March 24, 2013, neither Diamond nor anyone on its behalf consulted PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of Diamond, and neither a written report nor oral advice was provided to us by PwC that PwC concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Independent Auditor’s Services and Fees

Fees Paid to PWC. The following table presents information regarding the fees billed by PWC and their affiliated entities for fiscal 2013.

Nature of Services	Year Ended July 31,
2013
(In thousands)
Audit Fees	$1,112
Audit-related Fees	—
Tax Fees	—
All Other Fees	—

Total Fees	$1,112

Audit Fees. This category includes services provided and billed to Diamond to date in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our unaudited, quarterly consolidated financial statements and review of our periodic and current reports filed with the SEC. The category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements and foreign statutory audits required by non-U.S. jurisdictions.

Audit-related Fees. We did not incur any audit-related fees with PwC in fiscal 2013.

Tax Fees. We did not incur any tax fees with PwC in fiscal 2013.

All Other Fees. We did not incur any other fees with PwC in fiscal 2013.

Fees paid to Deloitte & Touche. The following table presents information regarding the fees billed by Deloitte & Touche LLP and their affiliated entities for fiscal 2012, for which year Deloitte & Touche served as principal accountant.

Year Ended July 31,
Nature of Services	2012
(In thousands)
Audit Fees	$16,504
Audit-related Fees	94
Tax Fees	38
All Other Fees	—
Total Fees	$16,636

Audit Fees. This category includes services provided and billed to Diamond in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our unaudited, quarterly consolidated financial statements and review of our periodic and current reports filed with the SEC. The category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements and foreign statutory audits required by non-U.S. jurisdictions.

Audit-related Fees. In fiscal 2012, audit related fees were incurred in connection with a business combination pursuant to a registration statement on Form S-4.

Tax Fees. In fiscal 2012, tax fees were incurred in connection with research and development tax services.

All Other Fees. We did not incur any other fees with Deloitte & Touche in fiscal 2012.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee charter provides that the Audit Committee will approve the fees and other significant compensation to be paid to our independent auditors, and pre-approve all audit services and all non-audit services of independent auditors permitted under applicable law. The charter also provides that the Audit Committee may establish other pre-approval policies and procedures for the engagement of independent auditors to render services to us, including without limitation policies that would allow the delegation of pre-approval authority to one or more members of the Audit Committee, provided that any pre-approval decision is reported to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated pre-approval authority for up to $25,000 in expenses to the Chair of the Audit Committee. The Chair or the Audit Committee has approved all audit and audit-related work covered by the Audit Fees and Tax Fees. All fees listed above paid to our independent auditors during fiscal 2012 and 2013 were for work performed by the independent auditors’ full-time, permanent employees.

Report of the Audit Committee

The Audit Committee is responsible for: overseeing the integrity of our accounting and financial reporting processes and the audits of our financial statements; monitoring the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our independent auditors and Diamond’s financial and senior management; reviewing and evaluating the independence and performance of our independent auditors; and facilitating communication among the our independent auditors, our financial and senior management and the Board. Diamond management is responsible for our financial statements and our internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards, and for issuing a report thereon.

The Audit Committee has (1) reviewed and discussed the Company’s audited financial statements with management, (2) discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm (“PwC”) the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, (3) received the written disclosures and the letter from PwC, required by applicable requirements of the Public Company Accounting Oversight Board and discussed the auditor’s independence with PwC, and (4) reviewed and discussed with management and PwC management’s assertions regarding internal financial controls. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in our Annual Report on Form 10-K, and such audited financial statements were included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Nigel A. Rees, Chair

Alison Davis

Dean Hollis

Proposals to be Voted on at the Meeting

Proposal 1: Election of Class III Directors

Ed Blechschmidt, Dean Hollis and Robert Zollars have been nominated for election as Class III directors at the Meeting to hold office until the 2017 Annual Meeting of Stockholders. For additional information about the nominees and their qualifications, please see “Diamond’s Board of Directors—Class III Nominees.”

Our Board of Directors recommends a vote FOR the election of Mr. Blechschmidt, Mr. Hollis and Mr. Zollars to the Board of Directors.

Proposal 2: Ratification of Independent Auditor

The Audit Committee has selected PricewaterhouseCoopers to serve as our independent registered public accounting firm for the fiscal year ending July 31, 2014. We expect that one or more representatives of PricewaterhouseCoopers will be present at the Annual Meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions.

Our Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Diamond’s independent registered public accounting firm for fiscal 2014.

Proposal 3: Advisory Vote on Executive Compensation

Stockholders are being asked to approve, on an advisory basis, the compensation of our named executive officers, as disclosed under Securities and Exchange Commission rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a stockholder, the opportunity to express your views on our named executive officers’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement.

Please read “Compensation Discussion and Analysis” and the executive compensation tables and accompanying disclosure for additional information about our executive compensation programs, including information about the fiscal 2013 compensation of our named executive officers.

Our Compensation Committee and our Board believe our overall process effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote FOR the following resolution at our Annual Meeting:

“RESOLVED, that Diamond Foods, Inc.’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and related narrative discussion.”

This vote on the named executive officer compensation is advisory, and therefore will not be binding on the Company and will not affect, limit or augment any existing compensation or awards. However, we value our stockholders’ opinions and the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

The Board of Directors unanimously recommends that stockholders vote FOR the approval of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

Other Matters:

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board may recommend.

Stockholder Proposals for the 2015 Annual Meeting

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and our Bylaws. Under SEC rules, any stockholder who intends to present a proposal at our 2015 annual meeting of stockholders must submit the proposal, in writing, so that we receive it at our principal executive offices no later than July 31, 2014 for the proposal to be included in our proxy statement and proxy for the 2015 annual meeting. Stockholders wishing to present a proposal at our 2015 annual meeting of stockholders or to nominate a person to our Board at the 2015 annual meeting of stockholders (but not include such nomination in the proxy statement) must submit such proposal or nominee to us no earlier than October 1, 2014 and no later than October 31, 2014 if they wish for it to be eligible for presentation at our 2015 annual meeting. To be valid, a submission of a director nominee must include the information contained in Section 1.11(a)(ii) of our Bylaws. Nominations or proposals not meeting these requirements will not be entertained at the annual meeting.

If the 2015 annual meeting of stockholders occurs on a date more than 30 days earlier or 60 days later than the anniversary of the prior year’s annual meeting of stockholders, then nominations and stockholder proposals must be received no earlier than close of business on the 105th day prior to the annual meeting and not later than close of business on the later to occur of (i) the 75th day prior to the annual meeting or (ii) the 10th day after the date we first publicly announced the date of the annual meeting.

Appendix A

Reconciliation of GAAP Net Loss to Adjusted EBITDA (non-GAAP):

(in thousands)	Twelve months ended July 31, 2013
Net loss	($163,232)
Income taxes (benefit)	(12,957)

Loss before income taxes	(176,189)
Interest expense, net	57,925

Loss from operations	(118,264)
Reduction of liability due to lease assignment	(1,319)
Asset impairments	37,560	(1)
Loss on warrant liability	11,326	(1)
Adjustments to SG&A expenses	134,664	(2)
Stock-based compensation expense	4,229	(3)
Depreciation and amortization	33,525	(1)

Adjusted EBITDA (non-GAAP)	$101,721

(1)	Refer to July 31, 2013 Form 10-K for further information.
(2)	Fiscal 2013 SG&A expenses includes the $96.1 million to settle the private securities class action lawsuit which was recorded in the fourth quarter of fiscal 2014. The settlement included a cash amount of $11.0 million and a stock settlement valued at $85.1 million at the close of market on August 20, 2013 as set forth in the settlement preliminary approval motion. Other adjustments to SG&A expenses for the full year fiscal 2013 are related to the audit committee investigation, restatement-related expenses, legal investigation expenses, consulting fees, accrued contract termination expenses, retention and severance accruals, and Fishers plant closure costs.
(3)	Stock-based compensation expense for fiscal 2013 is net of a $2.5 million reversal of certain previously recorded stock compensation expense associated with former executives.

Adjusted EBITDA is a non-GAAP measure and used by management as a measure of operating performance. Adjusted EBITDA is defined as net income before interest expense, income taxes, stock-based compensation, depreciation, amortization, and other non-operating expenses, including the aforementioned expenses related to the proposed settlement of the private securities class action case, asset impairment expense, Oaktree warrant liability expense, SG&A expenses primarily related to the audit committee investigation, restatement and related expenses. We believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance.

Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they do not include amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods.

This proxy statement contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”). Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.

A-1

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 14, 2014.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com/DMND
• Follow the steps outlined on the secured website.

Vote by telephone

 • Call toll free 1-800-652-VOTE (8683) within the USA,

    US territories & Canada any time on a touch tone

    telephone. There is NO CHARGE to you for the call.

 • Follow the instructions provided by the recorded

    message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

+
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Robert J. Zollars	☐	☐	02 - Edward A. Blechschmidt	☐	☐	03 - R. Dean Hollis	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year ended July 31, 2014.	☐	☐	☐	3.	Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

‚  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ‚

Proxy — DIAMOND FOODS, INC.

Annual Meeting of Stockholders to be held on January 14, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert J. Zollars and Brian J. Driscoll, and each of them, as the Proxyholders, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Diamond Foods, Inc. (the “COMPANY”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on January 14, 2013 at 8:30 a.m., at 1050 S. Diamond Street, Stockton, CA 95205 and any adjournment or postponement thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the Proxy will be voted FOR the Proposals and in accordance with the judgment and in the discretion of the persons named as Proxyholders herein on any other business that may properly come before the Meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE VOTED ON REVERSE SIDE.
SEE REVERSE		SEE REVERSE
SIDE		SIDE